FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------------------------------------------------------
                                                   1725 K STREET, NW O SUITE 205
                                                           WASHINGTON, DC  20006
                                                                    202-467-6862
                                                              (FAX) 202-467-6963



================================================================================






                              Community First Bank
                             Madisonville, Kentucky





                      Conversion Valuation Appraisal Report

                           Valued as of March 17, 2003





                                   Prepared By

                        Feldman Financial Advisors, Inc.
                                Washington, D.C.





================================================================================

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------------------------------------------------------
                                                   1725 K STREET, NW O SUITE 205
                                                           WASHINGTON, DC  20006
                                                                    202-467-6862
                                                              (FAX) 202-467-6963
March 17, 2003

Board of Directors
Community First Bank
240 South Main Street
Madisonville, Kentucky  42431

Gentlemen:

         At your request, we have completed and hereby provide an independent appraisal (the "Appraisal") of the estimated pro forma market value of Community First Bank ("Community First" or the "Bank") as of March 17, 2003 in conjunction with the Bank's conversion (the "Conversion") from the mutual to stock form of organization and simultaneous issuance of all of its capital stock to a newly formed holding company, Community First Bancorp, Inc. (the "Company"). Pursuant to the Conversion, the Company will concurrently offer its common stock for sale in a subscription and community offering to certain members of Community First and the general public. The Appraisal is furnished pursuant to the filing of the Application for Approval of Conversion (the "Application") by Community First with the Office of Thrift Supervision ("OTS").

         Feldman Financial Advisors, Inc. ("Feldman Financial") is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I.

         In preparing the Appraisal, we conducted an analysis of Community First that included discussions with the Bank's management and the Bank's independent auditor, EKW & Associates, llp. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

         We also reviewed, among other factors, the economy in the Bank's primary market area and compared the Bank's financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

         The Appraisal is based on the Bank's representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

Board of Directors
Community First Bank
March 17, 2003
Page Two


         It is our opinion that, as of March 17, 2003, the aggregate estimated pro forma market value of the Bank was within a range (the "Valuation Range") of $1,487,500 to $2,012,500 with a midpoint of $1,750,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $2,314,375 (rounded to $2,314,380 for stock offering purposes).

         Our valuation is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

         The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.


                                            Respectfully submitted,

                                            Feldman Financial Advisors, Inc.



                                            By:    /s/Trent R. Feldman
                                                   -----------------------------
                                                   Trent R. Feldman
                                                   President

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------


                                TABLE OF CONTENTS

  TAB                                                                                                        PAGE
  ---                                                                                                        ----
          INTRODUCTION .............................................................................          1

   I.     Chapter One - BUSINESS OF COMMUNITY FIRST BANK
          General Overview..........................................................................          4
          Financial Condition.......................................................................          8
          Income and Expense Trends.................................................................         13
          Interest Rate Risk Management.............................................................         19
          Asset Quality.............................................................................         22
          Market Area...............................................................................         24
          Summary Outlook...........................................................................         30

  II.     Chapter Two - COMPARISONS WITH PUBLICLY HELD THRIFTS
          General Overview..........................................................................         32
          Selection Criteria........................................................................         33
          Recent Financial Comparisons..............................................................         37

  III.    Chapter Three - MARKET VALUE ADJUSTMENTS
          General Overview..........................................................................         48
          Earnings Prospects........................................................................         49
          Market Area...............................................................................         50
          Management................................................................................         50
          Dividend Policy...........................................................................         51
          Liquidity of the Issue....................................................................         52
          Subscription Interest ....................................................................         53
          Stock Market Conditions...................................................................         54
          Recent Acquisition Activity...............................................................         56
          New Issue Discount........................................................................         58
          Adjustments Conclusion....................................................................         61
          Valuation Approach........................................................................         62
          Valuation Conclusion......................................................................         64

   IV.    Appendix - EXHIBITS
          I          Background of Feldman Financial Advisors, Inc..................................        I-1
          II-1       Statement of Financial Condition...............................................       II-1
          II-2       Statement of Operations........................................................       II-2
          II-3       Investment Portfolio Composition...............................................       II-3
          II-4       Loan Portfolio Composition.....................................................       II-4
          II-5       Loan Origination Activity......................................................       II-5
          II-6       Deposit Account Distribution...................................................       II-6
          II-7       Borrowed Funds Distribution....................................................       II-6
          III        Financial and Market Data for All Public Thrifts...............................      III-1
          IV-1       Pro Forma Assumptions..........................................................       IV-1
          IV-2       Pro Forma Valuation Range......................................................       IV-2
          IV-3       Pro Forma Conversion Analysis at Maximum.......................................       IV-3
          IV-4       Comparative Valuation Ratios...................................................       IV-4
          IV-5       Comparative Discount and Premium Analysis......................................       IV-5


FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                 LIST OF TABLES

  TAB                                                                                                     PAGE
  ---                                                                                                     ----

    I.    Chapter One - BUSINESS OF COMMUNITY FIRST BANK


          Table 1  -     Selected Financial Condition Data..........................................         8
          Table 2  -     Relative Balance Sheet Concentrations......................................         9
          Table 3  -     Income Statement Summary...................................................        16
          Table 4  -     Income Statement Ratios....................................................        17
          Table 5  -     Yield and Cost Summary ....................................................        18
          Table 6  -     Interest Rate Risk Analysis................................................        21
          Table 7  -     Nonperforming Asset and Loan Loss Allowance Summary .......................        23
          Table 8  -     Employment by Industry in Hopkins County...................................        25
          Table 9  -     Largest Manufacturing Employers in Hopkins County..........................        25
          Table 10  -    Selected Demographic Data..................................................        27
          Table 11 -     Deposit Market Share in Hopkins County.....................................        29


   II.    Chapter Two - COMPARISONS WITH PUBLICLY HELD THRIFTS

          Table 12 -     Comparative Group Operating Summary........................................        36
          Table 13 -     Key Financial Comparisons..................................................        39
          Table 14 -     General Financial Performance Ratios.......................................        43
          Table 15 -     Income and Expense Analysis................................................        44
          Table 16 -     Yield-Cost Structure and Growth Rates......................................        45
          Table 17 -     Balance Sheet Composition..................................................        46
          Table 18 -     Regulatory Capital, Credit Risk, and Loan Composition......................        47


  III.    Chapter Three - MARKET VALUE ADJUSTMENTS

          Table 18 -     Comparative Stock Index Performance........................................        55
          Table 19 -     Summary of Recent Kentucky Acquisition Activity............................        57
          Table 20 -     Summary of Recent Standard Full Thrift Conversions.........................        59
          Table 21 -     Comparative Market Valuation Analysis......................................        65

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  INTRODUCTION

         As requested, Feldman Financial Advisors, Inc. ("Feldman Financial") has prepared an independent appraisal (the "Appraisal") of the estimated pro forma market value of Community First Bank ("Community First" or the "Bank") as of March 17, 2003 in conjunction with the Bank's conversion (the "Conversion") from the mutual to stock form of organization and simultaneous issuance of all of its capital stock to a newly formed holding company, Community First Bancorp, Inc. (the "Company"). Pursuant to the Conversion, the Company will concurrently offer its common stock for sale in a subscription and community offering to certain members of Community First and the general public. The Appraisal is furnished pursuant to the filing of the Application for Approval of Conversion (the "Application") by Community First with the Office of Thrift Supervision ("OTS").

         In the course of preparing the Appraisal, we reviewed and discussed with the Bank's management and the Bank's independent auditor, EKW & Associates, llp, the audited financial statements of the Bank's operations for the year ended December 31, 2002. We also reviewed and discussed with management other financial matters of the Bank.

         Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank's relative strengths and weaknesses.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         We examined and compared the Bank's financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Bank's operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

         In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent auditor. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

         Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the Conversion valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                       I. BUSINESS OF COMMUNITY FIRST BANK

                                General Overview


         Community First is a federally chartered mutual savings bank operating through one office in Madisonville, Kentucky. The Bank was founded in 1923 as the Madisonville Building and Loan Association and converted in 2002 to a federal mutual savings bank charter and its current name. The primary business of the Bank consists of attracting deposits from the general public and using these funds to originate residential mortgage loans. The Bank is subject to regulation by the OTS and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System. As of December 31, 2002, Community First had total assets of $30.0 million, total deposits of $28.1 million, and total equity capital of $1.7 million or 5.84% of total assets.

         The Bank is a traditional thrift institution emphasizing permanent mortgage loans on residential properties and, to a lesser extent, commercial real estate and consumer loans. Over the past decade, the Bank's lending activity declined due to competitive factors and the Bank deployed an increased concentration of its assets into investment securities as opposed to generally higher yielding mortgage loans. Total loans outstanding declined from $23.5 million or 78.5% of total assets at year-end 1990 to $18.6 million or 65.1% of total assets at year-end 1999. Consequently, the Bank experienced increased pressure on its net interest margin as a result of the shrinking loan portfolio and its net interest income was no longer sufficient to cover its noninterest operating expenses. The Bank began in 1998 to record progressively larger operating losses. The negative trend in earnings continued through 2002 and the Bank's equity capital

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

declined from $2.1 million or 7.04% of total assets at year-end 1998 to $1.7 million or 5.84% at year-end 2002.

         In 2001, Community First sought to hire a new chief executive officer with an aim toward restoring the Bank's profitability and improving its competitive position. William Tandy was hired in November 2001 as President and Chief Executive Officer of the Bank. Mr. Tandy had previously been involved in three bank turnaround situations. The Bank's efforts to restore profitability have focused on increasing the net interest margin and controlling operating expenses. Community First has attempted to improve its net interest margin by shifting a greater proportion of its assets from lower yielding investments into higher yielding loans and by diversifying the portfolio to include additional commercial and multi-family real estate loans. The Bank has also sought to control interest expense by reducing its reliance on higher rate, long-term certificates of deposit and borrowings.

         In addition to changing its corporate name, Community First also commenced efforts to become more aggressive in marketing promotion and product introduction. New products have included debit cards, equity loans, and internet banking. The Bank revised the pricing on most of its product offerings to make them more competitive and renovated its office building to achieve a more customer-friendly environment. In conjunction with implementation of its new strategic direction, the Bank has concurrently focused on becoming a more efficient provider of financial services by curtailing unnecessary expenses.

         As a result of the various initiatives undertaken to improve profitability, the Bank's net interest margin has improved considerably and total loans outstanding have increased steadily. However, the Bank still recorded a net operating loss of $84,000 for 2002. The continued

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

erosion of the Bank's capital has resulted in a decline of its equity to assets ratio from 7.20% at year-end 1999 to 5.84% at year-end 2002. The Bank believes that it is important to sustain its competitive momentum by growing and increasing its local market share for loans and deposits.

         There have been a number of financial institution mergers in the local market, which has increased the opportunity for Community First to attract new customers willing to change their banking relationships to a community-oriented, locally owned bank. Community First plans to open a new branch office in a rapidly developing area of northern Madisonville in order to attract more customers. The investment in its new branch office in the form of added personnel, premises and equipment, and technology will require some lead time for implementation and development before improved earnings results are immediately achievable. However, the Bank believes that it is important to broaden its reach in the local market and enhance customer convenience.

         In order to achieve its growth objectives and maintain an appropriate level of capital, the Bank plans to convert from the mutual to stock form of organization and offer shares of common stock for sale through the Company. The Board of Directors ("Board") of Community First has determined that the Conversion is in the best interests of the Bank, and has also noted specific business purposes for effecting the proposed Conversion.

         The capital raised through the Conversion will allow the Bank to further grow and diversify its loan portfolio and facilitate expansion into faster growing segments of the local market area. The ability to issue common stock also will enable the Bank to establish stock benefit plans for management and employees, thereby improving the Bank's capacity to attract and retain qualified personnel. Utilizing the holding company structure to effect the Conversion

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

will provide the Company with greater flexibility to diversify business operations, expand through mergers or acquisitions, and repurchase common stock without adverse tax consequences. Finally, the Bank believes that the Conversion will strengthen its ties to the community by allowing customers to become stockholders and share in the Bank's future performance.

         The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank's economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank's statements of financial condition as of fiscal year-ends December 31, 2000 to 2002. Exhibit II-2 presents the Bank's statements of income for the fiscal years ended December 31, 2001 and 2002.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                               Financial Condition


         Table 1 presents selected data concerning Community First's financial position as of the year-end periods December 31, 1999 to 2002. Table 2 displays relative balance sheet concentrations for the Bank as of similar periods.

                                     Table 1
                        Selected Financial Condition Data
                         As of December 31, 1999 to 2002
                             (Dollars in Thousands)

     ===========================================================================
                                               December 31,
                                 -----------------------------------------------
                                    2002       2001         2000       1999
     ---------------------------------------------------------------------------

       Total Assets               $29,968     $29,530     $27,691     $28,650
       Loans Receivable, net       25,710      22,158      19,101      18,640
       Cash and Cash Equivalents      758       2,307       2,058       3,394
       Investment Securities        1,902       3,824       5,324       5,421
       Total Deposits              28,128      26,611      25,422      26,310
       FHLB Advances                   --       1,000         162         177
       Equity Capital               1,749       1,838       1,952       2,063
     ===========================================================================


     Source: Community First, financial statements and regulatory thrift financial reports.


Asset Composition
-----------------

         The Bank's total assets experienced relatively modest growth over the past three years, increasing by a compound annual rate of 1.5% from $28.7 million at December 31, 1999 to $30.0 million at December 31, 2002. However, as a result of the increased emphasis on improving its lending competitiveness, the Bank's loan portfolio grew at an 11.3% compound annual rate or $7.1 million over the same time period. The concentration of loans to assets increased from 65.1% at year-end 1999 to 85.8% at year-end 2002, while the balance of cash and investments declined from 30.8% of total assets at year-end 1999 to 8.9% at year-end 2002.

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                     Table 2
                      Relative Balance Sheet Concentrations
                         As of December 31, 1999 to 2002
                            (Percent of Total Assets)


  ==============================================================================

                                                       December 31,
                                         ---------------------------------------
                                            2002      2001      2000      1999
--------------------------------------------------------------------------------
Assets
------
Cash and cash equivalents                   2.53      7.81      7.43     11.85
Investment securities                       6.35     12.95     19.23     18.92
Loans receivable, net                      85.79     75.04     68.98     65.06
FHLB stock                                  2.12      2.05      2.05      1.84
Premises and equipment                      2.58      1.41      1.55      1.58
Other assets                                0.63      0.74      0.76      0.75
                                          ------    ------    ------    ------
    Total assets                          100.00    100.00    100.00    100.00
                                          ======    ======    ======    ======

Liabilities and Equity
----------------------
Total deposits                             93.86     90.12     91.81     91.83
FHLB advances                               0.00      3.39      0.59      0.62
Other liabilities                           0.30      0.27      0.55      0.35
Equity capital                              5.84      6.22      7.05      7.20
                                          ------    ------    ------    ------
    Total liabilities and equity          100.00    100.00    100.00    100.00
                                          ======    ======    ======    ======

================================================================================

     Source: Community First, financial statements and regulatory thrift financial reports.


         Exhibit II-3 presents a summary composition of the Bank's investment portfolio as of December 31, 2001 and 2002. The investment portfolio primarily consisted of U.S. government and agency securities in the form of FHLB bonds and mortgage-backed securities issued by the Government National Mortgage Association ("GNMA"). The Bank's reduced portfolio of investments and short-term liquidity reflects the shift of assets into higher yielding loans.

         The Bank's loan portfolio composition is presented in Exhibit II-4 as of December 31, 2001 and 2002. The Bank's chief lending focus is the origination of one- to four-family residential first mortgage loans secured by properties located in its primary market area. Residential first mortgages composed 86.1% or $22.4 million of the Bank's gross total loans of

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

$26.0 million at year-end 2002. The Bank generally originates fixed-rate residential mortgage loans for sale into the secondary mortgage market, while it generates adjustable-rate residential mortgages for portfolio retention. Approximately 9.4% of the Bank's residential first mortgage portfolio had predetermined rates and 90.6% had floating or adjustable rates as of year-end 2002. Exhibit II-5 displays the Bank's loan origination activity for 2001 and 2002. The Bank's originations of residential first mortgages amounted to $10.1 million and $9.3 million for 2001 and 2002, respectively.

         Over the past year, the Bank sought to increase its originations of commercial and multi-family real estate loans in order to diversify the loan portfolio and serve the needs of the market. Commercial and multi-family real estate loans outstanding increased from $467,000 or 2.1% of the overall loan portfolio at year-end 2001 to $1.2 million or 4.8% at year-end 2002. The Bank generally makes these loans for terms of up to 20 years and with interest rates that are fixed for a period of one to seven years and adjust annually thereafter. As of year-end 2002, the Bank's two largest commercial real estate loans outstanding were a $450,000 loan secured by a 28-unit apartment complex in Madisonville and a $348,000 loan secured by a personal care facility in Madisonville.

         The Bank also makes a limited amount of consumer, residential construction, and commercial business loans. Consumer loans totaled $1.5 million or 5.7% of the entire loan portfolio as of year-end 2002. Automobile loans accounted for approximately one-half of the consumer loans outstanding. Other types of consumer loans consist of personal unsecured loans, passbook loans, home improvement loans, and equipment loans. Residential construction loans and commercial business loans outstanding amounted to $207,000 and $102,000, respectively, at

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

year-end 2002. The Bank originates a selective number of construction loans to borrowers on owner-occupied residential properties. The Bank engages in commercial business lending on a limited basis, and mainly extends such loans as an accommodation for existing customers.


Liability Composition
---------------------

         Deposit are the Bank's major external source of funds for lending and other investment purposes. Exhibit II-5 presents a summary of the Bank's deposit account composition as of December 31, 2002. Total deposits amounted to $28.1 million or 93.9% of total assets and 99.7% of total liabilities at such date.
The Bank attracts deposits within its market area through the offering of a basic selection of accounts, such as regular passbook savings, money market, basic checking, NOW, and term certificate accounts. Community First competes for deposits through competitive rate pricing in its market area. The Bank's deposit rates are established weekly by senior management. The Bank places special emphasis periodically on certain accounts to meet its funding objectives.

         The Bank has historically relied chiefly on certificates of deposit for liability funding. Certificates of deposit constituted $20.4 million or 72.3% of the deposit portfolio, of which $3.5 million were certificates with balances of $100,000 or more. The Bank has recently attempted to reduce its reliance on certificate accounts by attracting more transaction accounts, such as checking, NOW, and money market accounts. As a result, transaction accounts increased from $2.7 million or 10.1% of total deposits at year-end 2001 to $4.6 million or 16.4% at year-end 2002. Passbook savings accounts remained relatively stable, increasing slightly from $3.0 million at year-end 2001 to $3.2 million at year-end 2002. Community First had no brokered deposits outstanding as of year-end 2002. Approximately 72.6% or $14.8 million of the Bank's

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

$20.4 million of certificate accounts had maturities of 24 months or less as of December 31, 2002.

         The Bank has periodically utilized FHLB borrowings as supplemental source of funds. The Bank had no FHLB advances outstanding as of year-end 2002, as compared to $1.0 million outstanding as of year-end 2001. The Bank's average amount of FHLB borrowings outstanding was $540,000 in 2001 and $530,000 in 2002. FHLB advances are typically secured by a pledge of the Bank's stock investment in the FHLB of Cincinnati, a portion of its first mortgage loans, and other assets. The Bank's stock investment in the FHLB of Cincinnati amounted to $634,000 as of year-end 2002.


Equity Capital
--------------

         The Bank had equity capital of $1.7 million or 5.84% of total assets as of December 31, 2002, reflecting a decline from $1.8 million or 6.22% of total assets at year-end 2001. Contributing to the lowered equity level between year-end 2001 and year-end 2002 were the Bank's net operating loss of $84,000 for 2002 and a net reduction of $5,000 in unrealized gains on available-for-sale securities. The Bank's regulatory capital ratios of Tier 1 core, Tier 1 risk-based, and total risk-based capital were 5.83%, 10.48%, and 11.12%, respectively, as of December 31, 2002. In comparison, the minimum regulatory requirements were 4.00%, 4.00%, and 8.00%, and the threshold requirements for well-capitalized levels were 5.00%, 6,00%, and 10.00%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                            Income and Expense Trends

         Table 3 displays the main components of the Bank's earnings performance over the years ended December 31, 2001 and 2002. Table 4 displays the Bank's principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Bank's weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for various periods.

         Community First recorded a net operating loss of $84,000 in 2002. The Bank had also experienced a net loss in 2001, amounting to an operating deficit of $125,000. The Bank has incurred net losses in each of the last five fiscal years. The Bank's lack of profitability has been mainly attributable to its decreased levels of net interest income, which have not sufficiently covered its noninterest operating expenses. As noted earlier, the Bank's curtailed lending activities resulted in a dramatically shrinking net interest margin. However, during 2002, the emphasis on lending and asset portfolio management produced an increased net interest margin and a decreased level of operating losses.

         Net interest income increased by 25.0% from $784,000 in 2001 to $980,000 in 2002. Total interest income decreased by $77,000 from $2.0 million to $1.9 million, whereas total interest expense decreased by $274,000 from $1.2 million to $961,000. The growth in net interest income reflected an increase in the Bank's net interest spread by 71 basis points from 2.73% in 2001 to 3.44% in 2002. The Bank's yield on earning assets declined by 56 basis points from 7.56% to 7.00%, while its cost of funds declined by 127 basis points. As evident, the declining interest rate environment had a more significant impact on the Bank's interest-earning liabilities than its interest-earning assets. Also contributing to the improvement in net interest

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

income was a $1.0 million increase in average interest-earning assets during 2002. Reflecting its improved spreads, the Bank's net interest margin widened from 2.94% in 2001 to 3.54% in 2002.

         The Bank made an $18,000 provision for loan losses in 2002, as compared to $94,000 for 2001. Net loan charge-offs were higher in 2002 at $17,000 versus $49,000 in 2001. The Bank reduced its provision for loan losses in 2002 due to the lower level of net charge-offs. The Bank's allowance for loan losses amounted to $106,000 or 0.41% of the gross loan portfolio at year-end 2002.

         Noninterest income declined by $57,000 from $130,000 in 2001 to $73,000 for 2002. In relation to average assets, the noninterest income ratio declined from 0.45% to 0.24%. The decrease in noninterest revenue was primarily due to a $33,000 decrease in service charges and fees. Since the Bank does not originate fixed-rate residential mortgage loans for portfolio, an increasing volume of the Bank's residential loans are originated for sale into the secondary market versus being retained in portfolio. The fee income from the Bank's secondary market transactions has been lower than on portfolio loans.

         Noninterest operating expense increased by $131,000 or 13.4% from $978,000 in 2001 to $1.1 million for 2002. The Bank's ratio of noninterest expense to average assets increased from 3.40% in 2001 to 3.66% for 2002. The increase in noninterest expense largely reflects employee staff additions, including a new President, and additional occupancy costs related to higher depreciation expenses resulting from the renovation of the Bank's main office. Also contributing to the increase in operating expenses were increases in advertising and office supplies expenses, both reflecting the change in the Bank's corporate name and associated promotional activity.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         As of December 31, 2002, the Community First had 12 full-time employees. The Bank anticipates an increase in compensation and occupancy expense in connection with the proposed new branch office. In December 2002, the Bank entered into a real estate purchase contract to purchase property for the new branch location at a cost of $360,000. In addition, the Bank anticipates that it will invest $500,000 in remodeling and equipping the existing structure to serve as a branch office.

         The Bank also plans to convert to a new data processing system that will provide management with more timely and useful information at a lower cost than its current provider. However, the Bank may be required to pay significant termination fees to its current provider and incur additional programming and other expenses in order to effect the transition to the new system. The Bank's current provider has presented the Bank with a termination contract that calls for termination related penalties and costs of approximately $400,000. Also, the Bank could incur other unanticipated costs in conjunction with the systems conversion. The Bank believes that it is not currently obligated to pay termination fees under its current contracts and does not plan to enter into the termination contract or otherwise obligate the Bank to pay contract termination penalties.

         The Bank incurred a federal tax expense of $10,000 for 2002, as compared to a federal tax benefit of $33,000 for 2001. The tax expense during 2002 related to the establishment of a valuation allowance for the Bank's net deferred tax assets based on its current earnings. As of year-end 2002, the Bank had a net operating loss carryforward of approximately $557,000 that will commence to expire in 2012 and expire in 2023.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                     Table 3
                            Income Statement Summary
                 For the Years Ended December 31, 2001 and 2002
                             (Dollars in Thousands)


================================================================================

                                                         Year Ended December 31,
                                                         -----------------------
                                                            2002           2001
                                                            ----           ----

    Total interest income                                $ 1,941        $ 2,018
    Total interest expense                                   961          1,234
                                                         -------        -------
        Net interest income                                  980            784

    Provision for loan losses                                 18             94
                                                         -------        -------
        Net interest income after provision                  962            690

    Service charges and other fees                            64             97
    Loss on sale of fixed assets                              (4)            --
    Gain (loss) on sale of other real estate                  (7)            10
    Foreclosed real estate expense, net                       (1)           (14)
    Insurance commissions and premiums                         5             10
    Other income                                              17             28
                                                         -------        -------
        Total noninterest income                              73            130

    Compensation and benefits                                450            344
    Occupancy expense                                        131             96
    Data processing                                          161            168
    Other expenses                                           367            370
                                                         -------        -------
        Total noninterest expense                          1,109            978

    Loss before income taxes                                 (74)          (158)
    Income tax expense (benefit)                              10            (33)
                                                         -------        -------

        Net loss                                         $   (84)       $  (125)
                                                         =======        =======

================================================================================

  Source:  Community First, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                     Table 4
                             Income Statement Ratios
                 For the Years Ended December 31, 2001 and 2002
                           (Percent of Average Assets)


================================================================================

                                                        Year Ended December 31,
                                                        ----------------------
                                                          2002           2001
                                                        -------        -------

    Total interest income                                 6.41           7.02
    Total interest expense                                3.17           4.29
                                                         -----          -----
        Net interest income                               3.24           2.73

    Provision for loan losses                             0.06           0.33
                                                         -----          -----
        Net interest income after provision               3.18           2.40

    Service charges and other fees                        0.21           0.34
    Loss on sale of fixed assets                         (0.01)            --
    Gain (loss) on sale of other real estate             (0.02)          0.03
    Foreclosed real estate expense, net                  (0.00)         (0.05)
    Insurance commissions and premiums                    0.02           0.03
    Other income                                          0.06           0.10
                                                         -----          -----
        Total noninterest income                          0.24           0.45

    Compensation and benefits                             1.49           1.20
    Occupancy expense                                     0.43           0.34
    Data processing                                       0.53           0.58
    Other expenses                                        1.21           1.29
                                                         -----          -----
        Total noninterest expense                         3.66           3.40

    Loss before income taxes                             (0.24)         (0.55)
    Income tax expense (benefit)                          0.03          (0.12)
                                                         -----          -----

        Net loss                                         (0.28)         (0.43)
                                                         =====          =====

================================================================================

  Source:  Community First, financial statements and internal data.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                     Table 5
                             Yield and Cost Summary
                 For the Years Ended December 31, 2001 and 2002
                           And as of December 31, 2002

================================================================================

                                                                  Year Ended
                                                     As of        December 31,
                                                    Dec. 31,    ----------------
                                                      2002      2002       2001
                                                      ----      ----       ----
    Weighted Average Yields
    -----------------------
    Loans receivable, net (1)                         6.53%     7.52%      8.12%
    Investment securities                             6.00      5.75       6.35
    Other investments                                 4.40      2.33       4.40
       Total interest-earning assets                  6.45      7.00       7.56

    Weighted Average Costs
    ----------------------
    Deposits                                          3.55      3.58       4.84
    Borrowings                                         --       2.26       4.44
       Total interest-bearing liabilities             3.55      3.56       4.83

    Net interest spread (2)                           2.90      3.44       2.73
    Net interest margin (3)                           3.47      3.54       2.94
    Ratio of average interest-earning assets
     to average interest-bearing liabilities        105.89    102.59     104.49

================================================================================

(1) Includes nonaccruing loans, less allowance for loan losses and deferred fees.
(2) Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)  Net interest income divided by average interest-earning assets.

Source:  Community First, internal data.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                          Interest Rate Risk Management

         Community First has sought to reduce its earnings vulnerability to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal elements of the Bank's interest rate risk management are to evaluate the interest rate risk included in certain balance sheet accounts, to determine the level of risk appropriate given the Bank's business strategy, operating environment, performance objectives, and capital and liquidity requirements, and manage the risk consistent with the Board's approved policies.

         The Bank seeks to mitigate interest rate risk by pursuing certain strategies designed to decrease the vulnerability of earnings to material and prolonged changes in interest rates. The Bank's interest rate risk management strategies includes: (i) emphasizing the origination of adjustable-rate mortgage loans for portfolio retention; (ii) purchasing investment securities with relatively short maturities, normally three years or less; and (iii) lengthening the maturities of its liabilities when it would be cost-effective.

         The Bank measures its interest rate sensitivity based on the net portfolio value ("NPV") of market equity as facilitated by the OTS's analytical framework. NPV reflects the simulated equity of the Bank as obtained by estimating the economic value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 6 summarizes the interest rate sensitivity of the Bank's NPV as of December 31, 2002, assuming instantaneous, parallel shifts in the Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments. Because of the current level of interest rates, the OTS does not calculate the effect of a decline in interest rates greater than 200 basis points.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         In the current interest rate environment, the Bank's interest rate risk exposure is moderate. The Bank has significantly improved the sensitivity of its interest-earning asset base through the emphasis of retaining adjustable-rate residential mortgages in portfolio and selling long-term, fixed-rate residential mortgage into the secondary market. In addition, the Bank's historical reliance on term certificates for deposit funding has effectively lengthened the average maturities of a major portion of its interest-bearing liabilities. The combination of these factors has added to the stability of the Bank's NPV. The Board of Community First has established a policy setting forth maximum NPV variances as a result of the assumed interest rate movements. As of December 31, 2002, the Board's NPV sensitivity was within the policy guidelines established by the Board.

         As shown in Table 6, a rising interest rate scenario of 200 basis points would have a negative effect on the Bank's NPV and projected net interest income production with a resulting NPV ratio of 6.60% of assets. While the relative change in NPV was only 83 basis points from the base NPV ratio of 7.43% under the plus-200 basis point scenario, the Bank's leveraged capital position further strains its ability to absorb market rate risk. A downward movement in market rates by 200 basis points would result in a change of NPV of only 6 basis points as the Bank's NPV ratio measured 7.38% under the declining rate scenario.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                     Table 6
                           Interest Rate Risk Analysis
                      Net Portfolio Value of Market Equity
                             As of December 31, 2002


================================================================================
    Interest Rate       NPV     Change     Change              Basis Point
   Scenario (basis     Amount  from Base  from Base     NPV    Change in
       points)        ($000s)   ($000s)      (%)       Ratio   NPV Ratio
================================================================================

Up 300                  1,726     (595)     (25.6)%    5.79%   -164 b.p.
--------------------------------------------------------------------------------
Up 200                  2,001     (320)     (13.8)%    6.60%    -83 b.p.
--------------------------------------------------------------------------------
Up 100                  2,206     (115)      (5.0)%    7.16%    -27 b.p.
--------------------------------------------------------------------------------
Base                    2,321       --         --      7.43%      0 b.p.
--------------------------------------------------------------------------------
Down 100                2,335        14       0.6%     7.40%     -3 b.p.
--------------------------------------------------------------------------------
Down 200                2,360        26       1.7%     7.38%     -6 b.p.
================================================================================

     Source:  Community First, internal data.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  Asset Quality

         Table 7 summarizes the Bank's nonperforming assets as of December 31, 2001 and 2002. Community First's overall asset quality has remained satisfactory, due primarily to its emphasis on residential mortgage lending. As of December 31, 2002, nonperforming loans totaled $86,000 or 0.33% of total loans net loans and 0.29% of total assets. The Bank's nonperforming loans had previously amounted to $47,000 at year-end 2001. Nonperforming loans as of year-end 2002 were composed of loans on one- to four-family residential properties. The Bank reviews the overall loan portfolio on a monthly basis and places loans on a nonaccrual basis when the loan becomes more than 90 days delinquent or when it considers the collection of additional interest doubtful. The Bank had no foreclosed real estate or other nonperforming assets at year-end 2002.

         The Bank's allowance for loan losses totaled $106,000 at December 31, 2002, measuring 0.41% of total loans and 123.26% of nonperforming loans. Net loan charge-offs amounted to $17,000 in 2002, down from $49,000 in 2001. Because of the lower level of charge-offs in 2001, the Bank's provision for loan losses was reduced to $18,000 in 2002 versus $94,000 in 2001. The Bank's loan loss allowance was allocated as follows at year-end 2002: $53,000 for residential mortgages (50.0%), $15,000 for nonresidential and construction mortgages (14.2%), $35,000 for consumer loans (33.0%), and $3,000 for commercial business loans (2.8%).

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                     Table 7
               Nonperforming Asset and Loan Loss Allowance Summary
                        As of December 31, 2001 and 2002
                             (Dollars in Thousands)

================================================================================

                                                                December 31,
                                                             -------------------
                                                               2002      2001
 Nonaccrual loans
 ----------------
 One- to four-family residential first                         $ 53      $ --
 Other loans                                                     --        --
                                                               ----      ----
      Total nonaccrual loans                                     53        --

 Accruing loans past due 90 days or more
 ---------------------------------------
 One- to four-family residential first                           31        44
 Other loans                                                      2         3
                                                               ----      ----
      Total nonaccrual loans past due 90 days or more            33        47
                                                               ----      ----

 Total nonperforming loans                                       86        47
 Foreclosed real estate                                          --        17
                                                               ----      ----

 Total nonperforming assets                                    $ 86      $ 64
                                                               ====      ====

 Nonperforming loans as a % of total loans                     0.33%     0.21%
 Nonperforming assets as a % of total assets                   0.29%     0.22%

--------------------------------------------------------------------------------

Allowance for loan losses                                      $106      $105
                                                               ====      ====

Allowance as a % of total loans                                0.41%     0.47%
Allowance as a % of nonperforming loans                      123.26%   223.40%
                                                             ------    ------

================================================================================

 Source:  Community First, financial statements and internal data.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                   Market Area


         Community First operates one office in Madisonville, Kentucky. Madisonville, the seat of Hopkins County, was founded in 1807 and named for President James Madison. Madisonville and Hopkins County are located in the heart of Western Kentucky. Madisonville had an estimated 2002 population of approximately 19,000. Hopkins County had an estimated 2002 population of approximately 46,000. The area is located approximately 50 miles south of Evansville, Indiana, 100 miles northwest of Nashville, Tennessee, and 150 miles southwest of Louisville, Kentucky. Madisonville is home to Madisonville Community College, which has a total enrollment of approximately 3,000 students.

         Table 8  presents  the  summary of  employment  by  industry  sector in
Hopkins County. Services, trade, and manufacturing ranked as the leading employment sectors. Healthcare is included among the services sector. The Trover Regional Medical Center, one of the major healthcare facilities in Kentucky, is located in Madisonville and employs approximately 2,000 persons. Hopkins County's relative employment concentrations in services, trade, and manufacturing closely tracked national trends, while mining and quarrying exhibited an above-average level of employment in the county and government and finance, insurance, and real estate displayed below-average levels.

         Table 9 presents the largest manufacturing employers in Hopkins County. The healthcare and manufacturing industries represent the largest sectors of the Madisonville economy. The largest manufacturing employers in the area include General Electric Company (aircraft engine, turbine, blade, and vane manufacturer), Lear Corporation (plastic automotive component manufacturer), and Carrhartt, Inc. (clothing and work wear manufacturer).

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                     Table 8
                    Employment by Industry in Hopkins County
                                   As of 2000
================================================================================

                   Industry                        Employment          Percent
                   --------                        ----------          -------

         Services                                     5,067              29.2
         Retail and Wholesale Trade                   4,371              25.2
         Manufacturing                                2,689              15.5
         Transportation and Public Utilities            871               5.0
         Mining and Quarrying                           661               3.8
         Contract Construction                          626               3.6
         State and Local Government                     583               3.4
         Finance, Insurance, and Real Estate            494               2.9
         Agriculture, Forestry, and Fishing             138               0.8

================================================================================

 Source:  U.S. Department of Labor, Bureau of Labor Statistics.



                                     Table 9
                Largest Manufacturing Employers in Hopkins County
                                As of March 2003


=================================================================================================

               Company                         Products                             Employees
               -------                         --------                             ---------

    General Electric Company      Aircraft engines, turbines, blades and vanes          780
    Lear Corporation              Plastic automotive components                         320
    Carhartt, Inc.                Work coats, jackets, and jeans                        282
    UC Milk Company, LLC          Liquid milk, fruit juices, and plastic jugs           150
    Period Furniture              Dormitory and government facility furniture            94
    Hibbs Electric Inc.           AC and DC motor electric form coils                    65
    Electro Cylce, Inc.           Aluminum recycling                                     41
    Royal Crown Bottling Co.      Soft drinks                                            35
    The Messenger                 Newspaper publishing, printing, and typesetting        32
    Gemtron Corporation           Appliance components                                   31

=================================================================================================


 Source:  Kentucky Cabinet for Economic Development.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         Table 10 displays selected demographic data for the United States, the state of Kentucky, Hopkins County, and Madisonville. Total population in Hopkins County was estimated at 46,135 in 2002 and is projected to decline over the next five years. The population in Madisonville was estimated at 19,036 for 2002. Madisonville's population had declined by 3.6% from 1990 to 2002, and is projected to decline by 3.2% from 2002 to 2007. Both Madisonville and Hopkins County exhibited an older age distribution with 55% of the population in the category of age 35 and older, as compared to the statewide and nationwide levels of 52% and 51% respectively, in the same age group. Population growth in the state overall is projected at 2.6% over the next five years, trailing the estimated national growth rate of 4.8%.

         Per capital and household income levels were much lower in the Bank's local market area as compared to state and national statistics. The median household income for Hopkins County was estimated at $28,586 in 2002, below the corresponding state and national income levels of $35,427 and $47,065, respectively. Madisonville exhibited a median household income of $28,549, comparable to that of Hopkins County. The household growth rate over the next five years is expected to be slightly negative in Madisonville and relatively flat in Hopkins County, in contrast to the range of 4%-5% household expansion projected statewide and nationally.

         The average annual unemployment rate was 5.8% in Hopkins County during 2002, down from 7.0% in 2001. The average annual unemployment rate increased from 5.4% in 2001 for the state of Kentucky to 5.6% in 2002. Similarly, the national unemployment rate also increased from 4.8% in 2001 to 5.8% in 2002. Kentucky's overall job growth in 2002 was concentrated in the services sector, while the construction and mining sectors were relatively unchanged and the manufacturing sector experienced net job losses.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                    Table 10
                            Selected Demographic Data
            United States, Kentucky, Hopkins County, and Madisonville

=======================================================================================================

                Demographic                United                            Hopkins
                    Data                   States            Kentucky        County        Madisonville
-------------------------------------------------------------------------------------------------------
     Population
     ----------
     Total Population - 2002            286,815,104        4,077,458          46,135          19,036
     1990-2002 actual change                 15.32%           10.64%           0.02%          -3.61%
     2002-2007 projected change               4.78%            2.61%          -1.58%          -3.18%

     Households
     ----------
     Total Households - 2002            107,753,800        1,616,159          18,811           8,033
     1990-2002 actual change                 17.19%           17.13%           5.92%           1.89%
     2002-2007 projected change               5.40%            4.48%           0.39%          -1.07%

     Per Capita Income
     -----------------
     Per Capita Income - 2002               $24,636          $19,962         $15,382         $16,976
     1990-2002 actual change                 71.25%           79.26%          43.66%          44.56%
     2002-2007 projected change              21.64%           23.90%          12.66%          13.17%

     Median Household Income
     -----------------------
     Median Household Income - 2002         $47,065          $35,427         $28,586         $28,549
     1990-2002 actual change                 56.60%           57.22%          29.04%          24.12%
     2002-2007 projected change              16.31%           15.36%           6.82%           8.14%

     Household Income Distribution
     -----------------------------
     $0 - $24,999                               25%              36%             45%             45%
     $25,000 - $49,999                          27%              29%             31%             30%
     $50,000+                                   48%              35%             24%             25%

     Age Group Distribution
     ----------------------
      0 - 14 years                              21%              20%             20%             20%
     15 - 34 years                              28%              28%             25%             25%
     35 - 54 years                              29%              30%             30%             28%
     55+ years                                  22%              22%             25%             27%

     Unemployment Rate
     -----------------
     Annual - 2002                             5.8%             5.6%            5.8%            N.A.
     Annual - 2001                             4.8%             5.4%            7.0%            N.A.

=======================================================================================================

Source: SNL Financial; Claritas; U.S. Department of Labor, Bureau of Labor Statistics.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         Table 11 summarizes deposit market data for all commercial banks and thrift institutions with branches in Hopkins County. Based on deposit data as of June 30, 2002 and adjusted for any subsequent merger transactions, Community First ranked last among the six financial institutions with offices in Hopkins County. As of such date, the Bank had total deposits of $27.1 million, which reflected a 5.0% market share based on the county's total deposits of $538.3 million. Regional commercial banks headquartered outside of Kentucky ranked as the top three deposit leaders in Hopkins County, led by Old National Bancorp (Indiana), Fifth Third Bancorp (Ohio), and U.S. Bancorp (Minnesota). Integra Bank Corporation (Indiana) recently entered the Hopkins County market through its acquisition in 2001 of Webster Bancorp, Inc. Community First is the only thrift institution with a branch office in Hopkins County.

         Along with Community First, First United Bancorp is the only other locally based financial institution with branch offices in Hopkins County. First United Bancorp operates First United Bank of Hopkins County, which had total assets of $91.2 million as of December 31, 2002 and operates two offices in Madisonville. Most of the financial institutions operating in Hopkins County have a presence in northern Madisonville, where Community First plans to open its new branch office.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                    Table 11
                     Deposit Market Share in Hopkins County
                            Data as of June 30, 2002

   =======================================================================================

                                                                           Total   Market
                   Financial                     No. of      Inst.      Deposits    Share
   Rank            Institution                   Offices     Type       ($000s)      (%)
   ---------------------------------------------------------------------------------------

    1       Old National Bancorp (IN)              4         Bank      $154,504    28.70
    2       Fifth Third Bancorp (OH)               5         Bank       128,401    23.85
    3       U.S. Bancorp (MN)                      6         Bank       104,480    19.41
    4       First United Bancorp, Inc. (KY)        2         Bank        74,102    13.77
    5       Integra Bank Corporation (IN)          3         Bank        49,664     9.23
    6       Community First Bank (KY)              1         Thrift      27,113     5.04
                                                  --                   --------   ------

            Market Total                          21                   $538,264   100.00
                                                  ==                   ========   ======

   =======================================================================================

        Source:  SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                 Summary Outlook


         The overall earnings outlook of Community First continues to be restrained based on operating fundamentals that have lingered over the past several years. The Bank's profitability has suffered from a diminished net interest margin that resulted from curtailed lending activity and a shifting emphasis on investments in a declining interest rate environment. In addition, as typical of most small financial institutions, operating expenses tend to be relatively high because of the lack of scale in key lines of business. Finally, the Bank's cost of funds has been heightened by its significant reliance on term certificates. As a result of these factors, the Bank's net interest income has not covered its operating expenses on a yearly basis and the Bank produced a successive series of net losses.

         The Bank has installed a new President to assist in restoring profitability at Community First and rejuvenating its competitive position. The introduction of new products and services and the opening of a new branch are among the business strategies being pursued by the Bank. The Bank believes that it has a loyal customer base from which it can develop additional and untapped banking relationships. Also, the Bank believes that it can gain additional competitive advantages by positioning itself as the principal community-oriented, hometown financial institution of choice among local customers

         The depth of the Bank's recent stream of operating losses has been reversed by an increased net interest margin stemming from expanded lending activity and core deposit growth. Although the Bank has reduced its losses and actually reported a modest profit for the quarter ending December 31, 2002, it has yet to begin reporting positive earnings on a sustained basis. Moreover, the Bank's improving operating fundamentals will be challenged again by the

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

increased compensation and occupancy costs associated with the new branch office. Thus, the Bank's near-term profitability is not expected to improve measurably since the Bank estimates that it may require at least a year after the branch opens before it generates sufficient income to offset additional expenses related to staffing and operating the new branch.

         The persistent losses experienced by the Bank have eroded its capital position. The infusion of additional capital from the Conversion will enable the Bank to strengthen its equity base and to continue implementation of its planned expansion strategies. However, the return to steady profitability will be predicated on the Bank's successful ability to achieve expansion of higher yielding assets while simultaneously controlling its operating expenses, funding costs, and asset quality.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                   II. COMPARISONS WITH PUBLICLY HELD THRIFTS

                                General Overview

         The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of Community First because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

         The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the "new issue discount" that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of Community First with a comparable group of publicly traded thrift institutions (the "Comparative Group"). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank's pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                               Selection Criteria

         Selected market price and financial performance data for thrifts listed on the New York and American Stock Exchanges and those thrifts traded on the Nasdaq over-the-counter ("OTC") markets are shown in Exhibit III. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly held thrifts.

          o    Operating    characteristics   -   An   institution's   operating
               ----------------------------
               characteristics are the most important factors because they affect investors' expected rates of return on a company's stock under various business/economic scenarios, and they influence the market's general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.


          o    Degree of marketability  and liquidity - Marketability of a stock
               --------------------------------------
               reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.


          o    Geographic  Location - The region of the country  where a company
               --------------------
               operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         The operations of Community First fit the general profile of a small thrift institution. The Bank's balance sheet is concentrated heavily in residential mortgage loans, and its liability funding structure consists entirely of deposits. In determining the Comparative Group composition, we focused on the Bank's poor earnings results and certain balance sheet fundamentals. Attempting to concentrate on the Bank's performance characteristics, we expanded the size criteria for comparable thrifts to include more institutions that match these important factors. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion. Specifically, we initiated a search for companies by applying the following selection criteria:

          o    Publicly  traded thrift - thrifts  organized under the stock-form
               -----------------------
               corporate structure and whose shares are traded on a major stock exchange or listed on the Nasdaq and OTC Bulletin Board markets.

          o    Non-acquisition  target  -  company  not  subject  to  a  pending
               -----------------------
               acquisition.

          o    Non-mutual  holding company - company's stock ownership  interest
               ---------------------------
               is not held in whole or in part by a mutual holding company ("MHC").

          o    Current financial data - comparative financial data available for
               ----------------------
               most recent period ending December 31, 2002.

          o    Small asset size - total assets of less than $150 million.
               ----------------

          o    Below-average profitability - earnings for the last twelve months
               ---------------------------
               ("LTM") period of 0.50% or below relative to average assets.


         As a result of applying the above criteria, the screening process produced a reliable representation of publicly traded thrifts with operations comparable to those of Community First. A general operating summary of the 16 members selected for the Comparative Group is presented in Table 12.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         Because of the Bank's negative profitability, our selection criteria focused heavily on public thrifts with poor earnings results. We believe that this characteristic would be an overriding factor in any market assessment of the Bank versus a peer group of similar companies. From our historical observation, thrifts with persistently negative or extraordinarily low earnings results tend to trade at substantial discounts to market norms. Other factors such as geography, asset size, and stock exchange listing do not have a distinguishing effect on thrifts with such continually poor earnings prospects in the current market environment.

         Primarily because of the limited number of small thrifts that are publicly traded, the Comparative Group companies were drawn from the all parts of the country. Most of the Comparative Group companies are located in the Midwest and South, drawn from the states of Ohio, Indiana, Illinois, South Carolina, North Carolina, Alabama, and Louisiana. The asset sizes of the Comparative Group companies range from approximately $39 million at First Capital Bancshares to $150 million at Home City Financial Corporation with an overall average asset size of $106 million. Most of the selected companies operate small branch networks comprising two or three offices.

         In comparison to recent performance trends of the aggregate industry, the Comparative Group companies generally exhibited below-average profitability ratios, slightly higher balance sheet concentrations of investments, higher levels of nonperforming assets and lower levels of reserves in relation to the nonperforming assets, and comparable capital ratios. While some differences inevitably exist between the Bank and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                                        Table 12
                                           Comparative Group Operating Summary
                                                 As of December 31, 2002

=========================================================================================================================

                                                                                    Initial      Total         Equity/
                                                                        No. of       Conv.       Assets        Assets
                    Company                     City            State   Offices      Date        ($000s)         (%)
-------------------------------------------------------------------------------------------------------------------------
    Community First Bank                     Madisonville         KY       1              NA    $ 29,968         5.84

    Comparative Group
    -----------------
    Allied First Bancorp, Inc.               Naperville           IL       1        12/31/01      94,283        10.90
    Blue River Bancshares, Inc.              Shelbyville          IN       4        06/24/98     109,338        10.24
    Crazy Woman Creek Bancorp                Buffalo              WY       3        03/29/96      75,441        17.97
    Fidelity Federal Bancorp                 Evansville           IN       5        08/31/87     132,290         7.25
    First Capital Bancshares, Inc.           Bennettsville        SC       2        10/29/99      38,544         9.85
    Grand Central Financial Corp.            Wellsville           OH       3        12/30/98     113,450        15.66
    Home City Financial Corp.                Springfield          OH       2        12/30/96     149,735         7.72
    Homestead Bancorp, Inc.                  Ponchatoula          LA       3        07/20/98     135,472         9.98
    Indian Village Bancorp Inc.              Gnadenhutten         OH       2        07/02/99      94,430         9.03
    Lawrence Financial Holdings, Inc.        Ironton              OH       5        12/29/00     134,389        10.99
    Lenox Bancorp, Inc.                      Cincinnati           OH       2        07/18/96      59,374         9.08
    Mutual Community Svgs. Bank              Durham               NC       3        06/29/93      77,930        10.14
    Sobieski Bancorp, Inc.                   South Bend           IN       3        03/31/95     130,867         8.02
    Southern Banc Company, Inc.              Gadsden              AL       4        10/05/95     112,642        16.56
    SouthFirst Bancshares, Inc.              Sylacauga            AL       5        02/14/95     136,946        10.04
    StateFed Financial Corporation           Clive                IA       3        01/05/94      98,889        14.15

=========================================================================================================================

   Source:  Community First; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                          Recent Financial Comparisons


         Table 13 summarizes certain key financial comparisons between Community First and the Comparative Group. Tables 14 through 18 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates. Financial data for Community First and the Comparative Group companies were utilized as of or for the LTM period ending December 31, 2002.

         Community First's LTM return on average assets ("ROAA") was negative 0.28%, reflecting a loss not quite as deep as the average loss recorded by the Comparative Group with an average ROAA of negative 0.39%. Seven members of the Comparative Group reported net losses for the recent LTM period and nine were profitable. The Bank's core earnings, which exclude the impact of gains on sale of securities and other nonrecurring items, measured negative 0.28% of average assets as compared to the Comparative Group average of negative 0.18%. On the whole, the Comparative Group exhibited many of the operating fundamentals that contributed to the Bank's below-average profitability - high funding costs and high operating expenses. However, the Bank's core operating deficit was larger due to it significantly higher level of operating expenses, which measured 3.66% over the observed period versus the Comparative Group and all public thrift averages of 3.26% and 2.52%, respectively.

         The Bank's net interest income level of 3.24% relative to average assets was positioned above the Comparative Group average of 2.90%. Community First's higher level of interest income production was attributable to its higher yield on earning assets and lower cost of funds during the period as compared to the Comparative Group averages. The Bank's net interest

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

spread of 3.44% for the LTM period was well above the Comparative Group and all public thrift averages of 2.72% and 3.09%, respectively.

         The Bank's earning asset yield measured 7.00% and exceeded the Comparative Group average of 6.52%. The Bank's asset yield was attributable to its larger concentration of higher yielding loans and lower levels of cash and securities. Community First ratio of net loans to total assets was 85.8% versus the Comparative Group average of 64.7%. In addition, the Bank's cost of funds at 3.56% was lower than the Comparative Group average cost of funds of 3.80%. The Bank's liability costs were helped by its reliance on deposits as opposed to borrowings as Community First had no borrowings as of December 31, 2002 versus the Comparative Group average borrowing level of 16.9% of total assets.

         Community First's noninterest operating income totaled only 0.24% in relation to average assets, trailing the Comparative Group average of 0.49%. As characteristic of many small savings institutions, Community First has not developed a broad offering of fee-producing services and products beyond its traditional loan and deposit operations. The Bank's production of nonrecurring gains on sale was insignificant during this recent LTM period. The Bank's level of net gains on sale amounted to 0.00% of average assets versus the Comparative Group average of 0.30% in relation to average assets.

         The Comparative Group exhibited a relatively high level of provisions, as evidenced by an average loss provision of 0.56% relative to average assets compared to Community First's level of provisions of 0.06%. The Bank's asset quality compared favorably to the Comparative Group as measured by ratios of nonperforming assets to total assets. The Bank's loan quality is partially attributable to its high concentration of less risky residential mortgages versus other loans.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                    Table 13
                            Key Financial Comparisons
                    Community First and the Comparative Group
           As of or for the Last Twelve Months Ended December 31, 2002

================================================================================

                                                        Comp.       All Public
                                           Community    Group         Thrift
                                             First      Average       Average

Profitability
-------------
LTM Return on Average Assets                 (0.28) %    (0.39) %     0.86 %
Core Return on Average Assets                (0.28)      (0.18)       0.83
LTM Return on Average Equity                 (4.50)      (5.13)       8.87
Core Return on Average Equity                (4.50)      (2.98)       8.50

Income and Expense  (% of avg. assets)
------------------
Total Interest Income                         6.41        6.19        6.18
Total Interest Expense                        3.17        3.28        2.96
                                            ------       -----       -----
Net Interest Income                           3.24        2.90        3.22
Provision for Loan Losses                     0.06        0.56        0.21
Other Operating Income                        0.24        0.49        0.51
Net Gains and Nonrecurring Income             0.00        0.30        0.33
General and Administrative Expense            3.66        3.26        2.52
Intangibles Amortization Expense              0.00        0.05        0.03
Real Estate Expense                           0.00        0.01        0.00
Pre-tax Core Earnings                        (0.24)      (0.49)       0.97

Efficiency Ratio                            105.32       91.69       63.50

Yield-Cost Data
---------------
Yield on Earning Assets                       7.00        6.52        6.52
Cost of Funds                                 3.56        3.80        3.43
                                            ------       -----       -----
Net Interest Spread                           3.44        2.72        3.09

Asset Utilization  (% of avg. assets)
-----------------
Avg. Interest-earning Assets                 91.52       94.99       91.58
Avg. Interest-bearing Liabilities            89.21       86.27       83.33
                                            ------       -----       -----
Avg. Net Interest-earning Assets              2.31        8.24        8.25

================================================================================

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                              Table 13 (continued)
                            Key Financial Comparisons
                    Community First and the Comparative Group
           As of or for the Last Twelve Months Ended December 31, 2002

================================================================================

                                                          Comp.     All Public
                                             Community    Group       Thrift
                                               First     Average     Average
--------------------------------------------------------------------------------

Balance Sheet Composition  (% of assets)
-------------------------
Cash and Securities                            10.99 %    31.95 %     28.33 %
Loans Receivable, net                          85.79      64.66       67.75
Real Estate                                     0.00       0.36        0.19
Intangible Assets                               0.00       0.20        0.48
Other Assets                                    3.22       4.13        3.28
Total Deposits                                 93.86      70.86       68.47
Borrowed Funds                                  0.00      16.94       19.34
Other Liabilities                               0.30       1.07        1.40
Total Equity                                    5.84      11.12       10.31

Loan Portfolio  (% of total loans)
--------------
Residential Mortgage Loans                     88.34      61.44       59.17
Other Real Estate Mortgage Loans                5.60      19.55       27.26
Non-mortgage Loans                              6.06      19.02       13.59

Growth Rates
------------
Total Assets                                    1.48       2.43        8.76
Total Loans                                    16.03      (2.34)       5.15
Total Deposits                                  5.70       4.86       10.07

Regulatory Capital Ratios
-------------------------
Tangible Capital Ratio                          5.83      10.92        9.91
Tier 1 Risk-based Capital                      10.48      18.68       15.83
Total Risk-based Capital                       11.12      20.87       16.94

Credit Risk Ratios
------------------
Nonperforming Loans / Total Loans               0.33       1.60        1.02
Nonperforming Assets / Total Assets             0.29       1.13        0.67
Reserves / Total Loans                          0.41       1.04        1.04
Reserves / Nonperforming Assets               123.26     121.79      188.96

================================================================================

   Source:  Community First; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         Community First's nonperforming asset ratio measured 0.29% of total assets versus the Comparative Group average of 1.13%. In contrast, the all public thrift average nonperforming asset ratio of 0.67% was lower than that displayed by the Comparative Group but higher than Community First. In keeping with Community First's lower nonperforming asset ratio relative to total assets, its nonperforming loan ratio as a percent of total loans was 0.33% and was well below the corresponding Comparative Group ratio of 1.60%. The Bank maintained a lower level of loan loss reserves at 0.41% of total loans versus the Comparative Group average of 1.04%.

         The Bank's operating expense ratio was much higher than the Comparative Group average. The Bank's general and administrative expense ratio of 3.66% was above the Comparative Group average of 3.26% and the all public thrift average of 2.52%. The Bank's efficiency ratio (operating expense divided the sum of net interest income and noninterest operating income) was high at 105.32% due to its very low level of noninterest income and high level of expenses. The Comparative Group companies similarly displayed high efficiency ratios with an overall average of 91.69%. The overall thrift industry average efficiency ratio measured 63.50%.

         The Bank's balance sheet composition ratio reveals its high loan concentration. Total net loans amounted to 85.8% of assets at Community First, while cash and securities (including FHLB stock) aggregated only 11.0%. Only one member of the Comparative Group had a lower level of cash and securities as a percentage of total assets and the Comparative Group's average level of cash and securities measured 32.0%. The majority of Comparative Group companies had levels of cash and securities above the all public thrift average of 28.3%, which contributed to their lower net interest margins collectively.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         Community First's borrowings level at 0.0% of assets reflected its major reliance on deposits as a source of funds. The Comparative Group is characterized by wide variance of borrowed funds usage. On the average, the Comparative Group's borrowing level of 16.9% of total assets was comparable to the all public thrift benchmark of 19.3% of total assets.

         The Bank's equity level on a pre-conversion basis of 5.84% relative to assets was below the Comparative Group average of 11.12%. The Bank's 91.5% ratio of average interest-earning assets to average total assets reflects the Bank's higher than average level of non-earning assets such as cash and fixed assets. Community First had no intangible assets on its balance sheet as of December 31, 2002.

         The Bank's growth rates reflect its attempt to reverse its sluggish operating posture of recent years. The Bank's asset base increased by only 1.5% over the past twelve months, while its net total loans increased substantially by 16.0%. The Comparative Group was characterized by a higher level of asset growth, but lower level of loan expansion. In contrast, the all public thrift group displayed more aggressive growth trends with total assets increasing by 8.8% and deposits by 10.1% on the average. Acquisition activity has enabled many public thrifts to achieve growth beyond internally generated rates of expansion.

         In summary, the Bank's core earnings performance was lower than the negative profitability levels exhibited by the Comparative Group. Community First was marked by a very low level of noninterest income and higher levels of operating expenses, which offset the Bank's net interest margin advantage versus the Comparative Group.

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 14]


                                       43
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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 15]

                                       44

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 16]

                                       45
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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 17]

                                       46
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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 18]

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------


                          III. MARKET VALUE ADJUSTMENTS

                                General Overview

         This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank's estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly held thrift institutions and relative to alternative investments.

         Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank's operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

         In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

                        (1)   Earnings Prospects
                        (2)   Market Area
                        (3)   Management

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                        (4)   Dividend Policy
                        (5)   Liquidity of the Issue
                        (6)   Subscription Interest
                        (7)   Stock Market Conditions
                        (8)   New Issue Discount


Earnings Prospects
------------------

         Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of noninterest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor to investors in assessing earnings prospects. The Bank's profitability in recent years has been impaired by a shrinking asset base, declining net interest margin, and above-average operating expenses. Decreased lending activity contributed to the weakening of the Bank's operating fundamentals. With the installation of a new President and implementation of new business strategies, the Bank seeks to restore positive earnings results by becoming a more aggressive lender and a more competitive and efficient provider of a broader line of financial services. As a result of these initiatives, the Bank has reduced its operating losses but has not yet become profitable on a sustained basis.

         The Bank's efforts to improve its competitiveness and efficiency will entail additional costs to its operating infrastructure. Most prominently, the planned new branch office will pose another hurdle to generating profitability over the near term and the data processing system conversion could result in unanticipated costs. Finally, following the Conversion, the Bank will likely incur additional reporting and other costs related to being a public company, along with additional compensation expenses related to its stock benefit plans. While the Comparative Group's average ROAA was negative and generally paralleled that of Community First, its

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

median ROAA was 0.25% and nine of the 16 members were profitable. Overall, we believe that the compound operating pressures facing the Bank heighten its earnings vulnerability relative to the Comparative Group. The Bank's small size also renders it more susceptible to even the most minor variances of income and expense items. We therefore believe that the Bank's earnings profile is more vulnerable to potentially adverse business circumstances than the Comparative Group as a whole. Based on these considerations, we believe a downward adjustment is warranted for the Bank's earnings prospects with respect to the Comparative Group.

Market Area
-----------

         The members of the Comparative Group were drawn predominantly from the Midwest and Southeast regions of the country. The Comparative Group companies are based mainly in small cities along with a lesser number of companies located in urban and suburban communities of larger metropolitan areas. Nine members of the Comparative Group are located in Ohio, Indiana, and Illinois, states adjacent to the Bank's home state of Kentucky. The Bank's primary market area is characterized by a slightly declining population base with below-average income levels in a diversifying economic base. Analogous to the Bank, many of the Comparative Group companies are located in cities exhibiting similar demographic trends. We do not believe that, on the whole, the market area conditions of the Comparative Group are notably different from those facing the Bank. Accordingly, we believe that no adjustment is warranted for market area considerations.

Management
----------

         Management's principal challenge is to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly competitive financial

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

services environment. The challenges facing Community First in attempting to restore profitability and enhance its competitiveness are paramount because of its recent history of operating losses. The Bank hired in November 2001 a new President who has prior experience in three different bank turnaround situations. Although the new President has been in place for a relatively short time, several of the initiatives undertaken to improve profitability over the last year have already begun to produced desired results.

         While the individual companies within the Comparative Group face corresponding challenges as well, the ability to attract and retain competent personnel is especially important for a small financial institution seeking to maintain its competitive viability such as Community First. We believe that investors will take into account that a new and experienced executive officer is managing the Bank, but also note that investors will likely rely upon bottom-line earnings results as the means of evaluating the performance of management. Based on these considerations, we believe no adjustment is warranted at this time.

Dividend Policy
---------------

         The Company does not anticipate paying cash dividends on its common stock following the Conversion. The Board believes that it is preferable for the Bank to retain future earnings to the fullest extent possible in order to finance its future growth and expansion. Because the Company will only retain a small amount of net proceeds from the stock offering, it will be unable to pay dividends unless the Bank is able to pay dividends. The Bank must obtain OTS approval to pay a dividend in excess of its year-to-date earnings plus its retained earnings for the prior two years. The Bank is further prohibited from paying a dividend that would cause it to be

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

undercapitalized or would reduce its regulatory below the amount required for its liquidation account.

         The Board will periodically review the possible adoption of dividend policy. The dividend policy will be subject to determination and declaration by the Board in its discretion, which will take into account such factors as the Company's consolidated financial condition and operating results, tax considerations, industry standards, economic conditions, capital levels, regulatory restrictions on dividend payments by the Bank to the Company, and general business practices. Of the 16 members of the Comparative Group, 11 companies currently pay dividends. Furthermore, payment of cash dividends has become commonplace among publicly owned thrifts with relatively high capital levels. Because the Company does not currently plan to pay dividends following the Conversion and may be hindered in the foreseeable future by the Bank's earnings results, we believe that a downward adjustment is warranted for this factor.

Liquidity of the Issue
----------------------

         Increasingly, newly converted thrifts with relatively small market capitalizations are listed on the Nasdaq SmallCap Market or quoted on the OTC
Bulletin Board or pink sheet listings. With the increased number of market makers and institutional investors following thrift stocks, even smaller thrift stock conversions are able to develop a public market for their stock issues. However, most publicly held thrift stocks continue to be traded on the Nasdaq National Market. The improved financial conditions of thrifts overall help them to meet initial listing requirements and adhere to such guidelines thereafter.

         Of the 16 members of the Comparative Group, two are traded on the American Stock Exchange, seven are listed on the Nasdaq National Market, and seven are quoted on the OTC

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

Bulletin Board. Due to the Bank's relatively small pro forma market capitalization, the Company does not expect an active trading market to develop or be maintained for its common stock issue. Following completion of the Conversion, the Company intends to list its common stock on the OTC Bulletin Board. While many small-cap thrift and bank stocks have moved from pure pink sheet status to the OTC Bulletin Board in pursuit of increased liquidity, discounts to exchange-listed stocks are still apparent as well as volatile bid-ask spreads. Since more than half of the Comparative Group companies are traded in more active markets, we believe that a slight downward adjustment is necessary to address this factor.

Subscription Interest
---------------------

         In recent years, initial public offerings ("IPOs") of thrift stocks have attracted a great deal of investor interest and this speculative fervor continued through 2002. Contributing to this huge demand is the growing scarcity factor of mutual candidates for thrift stock conversions and the favorable after-market performance experienced by many of these issues. Conversion activity continued at a slow pace in late 2002 and early 2003 on the heels of attractive after-market performances of several thrift IPOs. It remains to be seen if the recent downturn in the financial sector has a dampening effect on investor interest in thrift stock conversions.

         Notwithstanding the demand for thrift IPOs, a strong subscription offering does not always indicate that the valuation should be increased or the offering should be priced in the upper end of the range. Many thrift IPO investors do not routinely purchase in the after-market, particularly at higher stock prices or involving stock issues with limited liquidity. As such, absent actual results of the Bank's subscription offering (as well as actual market conditions prevailing during the offering), we do not believe any adjustment is warranted at this time.

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

Stock Market Conditions
-----------------------

         Table 19 graphically displays the performance of the SNL Thrift Index of all publicly traded thrifts as compared to the Standard & Poor's 500-Stock Index ("S&P 500") over the past two years. The SNL Thrift Index substantially outperformed the broader stock index, advancing by 62.1% during the period from December 31, 1999 to March 17, 2003, as compared to the S&P 500 declining by 57.0%. The SNL Small Thrift Index (all public thrifts less than $250 million in assets) increased by 80.6% and evidenced much less volatility as is typical of the small-cap thrift stocks. In particular, the SNL Small Thrift Index exhibited stronger resiliency during 2002 when the prolonged rally in financial stocks began to stall. The SNL Thrift Index is down 0.7% since year-end 2001, while the SNL Small Thrift Index is up 34.2% and the S&P 500 is down 45.0%.

         The positive trend in thrift stocks has been in contrast to the dampened performance of the overall market. The series of interest rate reductions implemented by the Federal Reserve in 2001 helped to sustain the rally in bank and thrift stocks. The overall stock market had begun to stabilize in the summer of 2001 as prospects surfaced about economic recovery and stronger corporate earnings. However, the terrorist attacks on September 11, 2001 halted the rebound in the stock market and sent index levels plummeting.

         Lower short-terms interest rates and a steeper yield curve continued to benefit thrift profitability into 2002. In addition, the more conservative operating profiles of most thrifts found favor among financial stock investors increasingly nervous about bank credit exposure to Argentina, Enron, credit cards, subprime lending, and other problem areas confronting the current economy. Also, consolidation in the form of mergers and acquisitions continued to spur thrift stock values, especially among the large-cap stock issues.

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 19]

                                       55
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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         The small-cap thrift issues continued to advance at a moderate but steady pace, as the improvement in net interest margins among the smaller thrifts materialized slower due to their distinct balance sheet composition. While momentum has been curbed in the thrift equity markets due to the spillover effects of concerns about the financials sector in general, overall economic and business fundamentals remain favorable for thrift industry earnings performance. However, more recently, the sluggish economic recovery has sent stock prices into a downward spiral and financial stocks have participated actively in the broad-based slump. Recent inaction by the Federal Reserve to effect further rate cuts fueled continued uncertainty about the extent and timing of the expected pickup in production and employment. In addition, the threat of war against Iraq adds even more uncertainty to the prospects of a solid economic turnaround.

         On March 17, 2003, the SNL Thrift Index closed at 1085.3, representing a slight 1.1% increase from year-end 2002. The protracted slide of the S&P 500 slowed as it stood at 862.8 at March 17, 2003, down 1.9% since year-end 2002. The SNL Small Thrift Index continued to display greater momentum, increasing by 5.0% since year-end 2002 to 1062.7 at March 17, 2003. Larger thrifts, which have a disproportionate effect on the market-value weighted SNL Thrift Index, suffered more active sell-offs in recent months due to concerns about prepayment risks, sustainability of increased refinancing volumes, and mortgage servicing rights impairment.

Recent Acquisition Activity
---------------------------

         Acquisition speculation is one factor impacting the prices of newly converted thrifts in the after-market. Table 20 summarizes recent acquisition activity involving banks and thrifts based in Kentucky. Since 2000, there have been 14 acquisitions involving Kentucky banks and thrifts. During 2002, the tally of acquisition transactions declined to three for the entire year.


                                       56
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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 20]

                                       57

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         Overall acquisition premiums for Kentucky financial institutions were similar to the ratios reported nationwide on a price-to-earnings basis, but slightly lower on a price-to-book basis. The higher equity ratios of most of the Kentucky bank and thrift sellers had a restraining effect on the offer price-to-book acquisition premiums. The major transactions in recent years involved acquisitions of mid-tier banks with assets approximating the $2-$3 billion range such as AREA Bancshares Corp. and Mid-America Bancorp. Both of these banks were acquired by BB&T Corp. As the large out-of-state regional bank holding companies (National City Corp., Bank One Corp., BB&T Corp., Fifth Third Bancorp, U.S. Bancorp, and PNC Financial Services) control the top deposit market shares in the state, future consolidation activity will likely center around the remaining handful mid-tier independent banks as both buyers and sellers. We believe that while acquisition premiums are not a significant factor to consider in determining the Bank's pro forma market value, such speculative interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well.

New Issue Discount
------------------

         A "new issue" discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 21 presents a summary of publicly traded thrifts that have completed standard full conversions since January 1, 2001. The recent after-market performance of thrift conversions has been favorable, with issues moving up steadily from initial offering prices.

                                       58

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 21]

                                       59

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         As shown in the table, pro forma market valuations at the time of conversion have also advanced as the thrift stock market has demonstrated its ability to sustain trading prices at higher valuation ratios. The average pro forma price-to-book ratio increased from 57.9% in 2001 to 69.2% in 2002. The average pro forma price-to-earnings ratio increased from 14.5x in 2001 to 16.9x in 2002.

         Two standard thrift conversions have been completed thus far in 2003. Provident Financial Services in New Jersey completed its stock offering on January 16, 2003, and was priced at an initial valuation of 72.1% of pro forma book value and 17.5x relative to pro forma earnings. With total assets of $3.1 billion, Provident Financial Services had a strong financial profile and raised gross proceeds of $596.2 million. At the other end of the scale, CCSB Financial Corp. in Missouri completed its stock offering on January 9, 2003 by raising $9.8 million in gross proceeds. CCSB Financial Corp. was priced at an initial valuation measuring 67.2% of pro forma book value and with a non-meaningful ("NM") price-to-earnings ratio due to its low earnings level that produced a distortedly high valuation ratio.

         Another recently converted thrift characterized by low earnings is Monarch Community Bancorp in Michigan, which completed its stock offering on August 30, 2002. Monarch Community Bancorp was valued initially at 66.2% on a pro forma price-to-book basis with an NM price-to-earnings ratio. Since the second half of 2002, every standard thrift conversion has been concluded with a price-to-book ratio at 70.0% or higher, except for the two aforementioned thrifts with low earnings results. CCSB Financial Corp. and Monarch Community Bancorp have both traded up in the after-market, but have not experienced the same degree of significant price advancement exhibited by other recent thrift conversions.

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

         In the after-market, standard thrift conversions had been trading upward to a range between 80% and 90% of book value, but find resistance at this level until a discernible trend in earnings improvement is evident. To price a new offering at 90% of pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations and produce very marginal returns on equity. This would likely produce price declines in the after-market. Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to suitably leverage the balance sheet in the currently low interest rate environment.

         Investors are aware that at initial pro forma price-to-book ratios approaching the current trading range of a majority of public thrifts, price-to-earnings ratios of converting thrifts would be excessive, returns on equity very low, and capital levels dramatically high. Based upon the price-to-book ratio measure, standard thrift conversions recently have been discounted by 30% to 40% relative to the overall thrift trading market.

Adjustments Conclusion
----------------------

         The Bank's pro forma valuation should be discounted relative to the Comparative Group because of earnings prospects, dividend policy, liquidity of the issue, and the new issue discount. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at substantial discounts to peer institutions relative to price-to-book ratios, but at lesser discounts to the comparable institutions' price-to-earnings ratios. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums.

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

Valuation Approach
------------------

         In determining the estimated pro forma market value of the Bank, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share ("P/E"), price-to-book value per share ("P/B"), price-to-tangible book value per share ("P/TB"), and price-to-assets ("P/A"). Table 22 displays the market price and valuation ratios of the Comparative Group as of March 17, 2003. Table 22 also includes the pro forma valuation ratios attributable to Community First. Exhibit IV displays the pro forma assumptions and calculations utilized in analyzing the Bank's valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Bank's pro forma valuation ratios relative to the Comparative Group valuation data and recent conversion valuations.

         Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio is an important valuation ratio in the current thrift stock environment and was a central focus in developing our estimate of the Bank's pro forma market value. Based on the Bank's lack of positive earnings for the recent LTM period, utilization of the P/E produces non-meaningful results for purposes of valuing the Bank on a pro forma basis. Similarly, consideration of the Bank's annualized results for the quarter ending December 31, 2002 also produces distortedly high P/E ratios on a pro forma basis, which are reflected as NM for comparative valuation purposes. Therefore, we have relied on the other measures of valuation and have valued the Bank at a midpoint value of 55.7% of pro forma book value, which reflects an aggregate midpoint value of $1.75 million. This pro forma midpoint value approximates the Bank's current net worth of $1.75 million as of December 31, 2002. Since the P/B ratio is the

                                       62

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

dominant valuation metric applied in establishing the Bank's pro forma value, any changes in the Bank's equity level in the near future will have a pivotal effect on its pro forma market value.

           Employing a range of 15.0% above and below the midpoint, the resulting minimum value of approximately $1.49 million reflects a 51.4% P/B ratio and the resulting maximum value of approximately $2.01 million reflects a 59.3% P/B ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $2.31 million and a 62.8% P/B ratio. The Bank's pro forma maximum P/B ratio of 59.3% reflects a 30.5% discount to the Comparative Group average P/B ratio of 85.3% and a 55.2% discount to the all public thrift average of 132.2%. Six of the 16 Comparative Group companies were trading at P/B ratios below 80%, with the lowest including Mutual Community Savings Bank at 50.5%, Lenox Bancorp at 64.6%, Allied First Bancorp at 70.1%, and Southern Banc Company at 70.4%. The aggregate of all five public Kentucky thrifts exhibited an average P/B ratio of 107.1%, below the all public thrift average of 132.2%

         Based on the P/A measure, the Bank's pro forma midpoint of $1.75 million reflects a ratio of 5.58%, which ranges from 4.78% at the minimum to 6.37% and 7.25% at the maximum and adjusted maximum, respectively. The Bank's P/A ratio of 5.58% at the maximum reflects a discount of 31.6% to the Comparative Group average of 9.31% and a 48.3% discount to the all public thrift average of 12.32%. Based on the maximum valuation of $2.01 million, the Bank's pro forma equity to assets ratio is projected at 10.74%, versus the respective Comparative Group and all public thrift averages of 11.10% and 13.15%.

                                       63

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

Valuation Conclusion
--------------------

         It is our opinion that, as of March 17, 2003, the aggregate estimated pro forma market value of the Bank was within the Valuation Range of $1,487,500 to $2,012,500 with a midpoint of $1,750,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $2,341,375 (rounded to $2,314,380 for stock offering purposes). Exhibit IV displays the assumptions and calculations utilized in determining the Bank's estimated pro forma market value.

                                       64
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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

[Table 22]

                                       65

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FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                    Exhibit I
                 Background of Feldman Financial Advisors, Inc.

Overview of Firm
----------------

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm's office is located in Washington, D.C.

Background of Senior Professional Staff
---------------------------------------

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters degrees from the University of California at Los Angeles.

Peter  Williams  -  Principal.  Peter  specializes  in  merger  and  acquisition
---------------
analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael  Green -  Principal.  Mike  is an  expert  in  mergers  and  acquisition
--------------
analysis, financial institution and corporate valuations, and strategic and business plans. During Mike's 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Gerard Feil - Director.  Jerry has  performed  valuations  for banks,  insurance
-----------
companies, specialty lenders, and other service companies. Previously, Jerry was a Director in the Global Financial Strategies Practice of KPMG LLP (New York
City). He joined KPMG following 15 years as an investment banker at First Boston, Alex Sheshunoff & Co. Investment Banking, and Kaplan Associates. Jerry holds a BA in Mathematics from St. John's University and MBA and JD degrees from Cornell University.

Greg  Izydorczyk  - Senior  Vice  President.  Greg  specializes  in  merger  and
----------------
acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  Exhibit II-1
                        Statement of Financial Condition
                         As of December 31, 2000 to 2002
                             (Dollars in Thousands)

================================================================================

                                                            December 31,
                                                   -----------------------------
                                                      2002      2001      2000
                                                      ----      ----      ----
ASSETS
------
Cash and cash equivalents                          $   758   $ 2,307   $ 2,058
Investment securities                                1,902     3,824     5,324
Loans receivable, net                               25,710    22,158    19,101
Federal Home Loan bank stock                           634       606       568
Accrued interest receivable                            135       162       185
Premises and equipment, net                            773       416       429
Foreclosed real estate                                  --        17        --
Other assets                                            56        41        26
                                                   -------   -------   -------
     TOTAL ASSETS                                  $29,968   $29,530   $27,691
                                                   =======   =======   =======


LIABILITIES AND EQUITY
----------------------
Total deposits                                     $28,128   $26,611   $25,422
Federal Home Loan Bank advances                         --     1,000       162
Accrued expenses and other liabilities                  91        81       155
                                                   -------   -------   -------
     TOTAL LIABILITIES                              28,219    27,692    25,739

Retained earnings                                    1,749     1,833     1,952
Unrealized gain on securities available-for-sale        --         5        --
                                                   -------   -------   -------
     EQUITY CAPITAL                                  1,749     1,838     1,952
                                                   -------   -------   -------

     TOTAL LIABILITIES AND EQUITY                  $29,968   $29,530   $27,691
                                                   =======   =======   =======

================================================================================

Source: Community First, financial statements and regulatory thrift financial report.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  Exhibit II-2
                             Statement of Operations
                 For the Years Ended December 31, 2001 and 2002
                             (Dollars in Thousands)


================================================================================

                                                  Year Ended December 31,
                                                 -------------------------
                                                    2002             2001
                                                 -------          -------

Total interest income                            $ 1,941          $ 2,018
Total interest expense                               961            1,234
                                                 -------          -------
    Net interest income                              980              784

Provision for loan losses                             18               94
                                                 -------          -------
    Net interest income after provision              962              690

Service charges and other fees                        64               97
Loss on sale of fixed assets                          (4)              --
Gain (loss) on sale of other real estate              (7)              10
Foreclosed real estate expense, net                   (1)             (14)
Insurance commissions and premiums                     5               10
Other income                                          17               28
                                                 -------          -------
    Total noninterest income                          73              130

Compensation and benefits                            450              344
Occupancy expense                                    131               96
Data processing                                      161              168
Other expenses                                       367              370
                                                 -------          -------
    Total noninterest expense                      1,109              978

Loss before income taxes                             (74)            (158)
Income tax expense (benefit)                          10              (33)
                                                 -------          -------

    Net loss                                     $   (84)         $  (125)
                                                 =======          =======

================================================================================

  Source:  Community First, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  Exhibit II-3
                        Investment Portfolio Composition
                        As of December 31, 2001 and 2002
                             (Dollars in Thousands)


================================================================================

                                                 Dec. 31,          Dec. 31,
                                                   2002              2001
--------------------------------------------------------------------------------

Securities available for sale
-----------------------------

U.S. government and agency securities            $   --            $  754

Securities held to maturity
---------------------------

U.S. government and agency securities             1,700             2,400
Mortgage-backed securities                          202               670
                                                 ------            ------
                                                  1,902             3,070

     Total investment securities                 $1,902            $3,824
                                                 ======            ======

================================================================================


                  Source:  Community First, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  Exhibit II-4
                           Loan Portfolio Composition
                        As of December 31, 2001 and 2002
                             (Dollars in Thousands)

================================================================================

                                                      December 31,
                                      ------------------------------------------
                                              2002                    2001
                                      -------------------    -------------------
                                       Amount        %         Amount       %
--------------------------------------------------------------------------------

 Real estate mortgage loans
 --------------------------
 1-4 family residential first         $22,353      86.10      $19,101     85.72
 1-4 family residential second            582       2.24          626      2.81
 Multi-family                             450       1.73          108      0.48
 Commercial                               798       3.07          359      1.62
 Construction                             207       0.80           61      0.27
                                      -------     ------      -------    ------
     Subtotal                          24,390      93.94       20,255     90.90

 Other loans
 -----------
 Consumer installment                     283       1.09        1,194      5.36
 Commercial                               102       0.39            8      0.04
 Automobile                               740       2.85          555      2.49
 Passbook                                 238       0.92          270      1.21
 Other                                    209       0.81            1      0.00
                                        1,572       6.06        2,028      9.10
     Subtotal                         -------     ------      -------    ------

     Total loans, gross                36,962     100.00       22,284    100.00
                                                  ======                 ======

 Less:
  Unearned interest                         1                       2
  Allowance for loan losses               106                     105
  Loans in process                        145                      19
                                      -------                 -------
                                      $25,710                 $22,158
                                      =======                 =======
      Total loans, net

================================================================================

Source: Community First, financial statements and internal data.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  Exhibit II-5
                            Loan Origination Activity
                 For the Years Ended December 31, 2001 and 2002
                             (Dollars in Thousands)


================================================================================

                                                Year Ended December 31,
                                   ---------------------------------------------
                                            2002                  2001
                                   ----------------------- ---------------------
                                        Amount        %      Amount         %
--------------------------------------------------------------------------------

 Real estate mortgage loans
 --------------------------
 1-4 family residential first          $ 9,332      78.26   $10,130       87.77
 1-4 family residential second             181       1.52       227        1.97
 Multi-family                              450       3.77        --          --
 Commercial                                434       3.64        --          --
 Construction                              264       2.21        --          --
                                       -------     ------   -------      ------
     Subtotal                           10,661      89.41    10,357       89.73

 Other loans
 -----------
 Consumer installment                      262       2.20       343        2.97
 Commercial                                110       0.92        --          --
 Automobile                                637       5.34       486        4.21
 Passbook                                   80       0.67       186        1.61
 Other                                     174       1.46       170        1.47
                                       -------     ------   -------      ------
     Subtotal                            1,263      10.59     1,185       10.27

     Total loans originated            $11,924     100.00   $11,542      100.00
                                       =======     ======   =======      ======

================================================================================

 Source:  Community First, internal data.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  Exhibit II-6
                          Deposit Account Distribution
                        As of December 31, 2001 and 2002
                             (Dollars in Thousands)


================================================================================

                                                       December 31,
                                     -------------------------------------------
                                               2002                 2001
                                     ---------------------- --------------------
                                         Amount        %      Amount        %
--------------------------------------------------------------------------------

  Basic checking accounts               $ 1,430       5.08   $ 1,015       3.81

  NOW accounts                            1,107       3.94       933       3.51

  Money market accounts                   2,072       7.37     1,742       6.55

  Passbook savings accounts               3,169      11.27     3,011      11.31

  Certificate of deposit accounts        20,350      72.34    19,910      74.82
                                        -------     ------   -------     ------

       Total deposits                   $28,128     100.00   $26,611     100.00
                                        =======     ======   =======     ======

================================================================================

  Source:  Community First, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------

                                  Exhibit II-7
                           Borrowed Funds Distribution
             As of or for the Years Ended December 31, 2001 and 2002
                             (Dollars in Thousands)


================================================================================

                                                         Year Ended December 31,
                                                         ----------------------
                                                           2002      2001
-------------------------------------------------------------------------------
 Balance outstanding at end of period                        $  --   $1,000

 Average balance outstanding during period                     530      540

 Maximum outstanding at any month end                        1,000    1,000

 Weighted average interest rate at end of period                --    4.17%

 Weighted average interest rate during the period            2.47%    4.17%

================================================================================

 Source:  Community First, financial statements and internal data.

                                                                   Exhibit III
                                                Financial and Market Data for All Public Thrifts

====================================================================================================================================

                                                            LTM      LTM    Stock    Total  Price/ Price/  Price/  Price/ Price/
                                                  Total    Core     Core    Price   Market    LTM   Qtr.    Book   Tang.  Total Div.
                                                 Assets    ROAA     ROAE  3/17/03    Value    EPS    EPS   Value    Book AssetsYield
                Company           Ticker St.      ($000)     (%)      (%)      ($)     ($M)    (x)    (x)     (%)     (%)   (%)  (%)
====================================================================================================================================

Abington Bancorp, Inc.            ABBK   MA     905,752    0.86    15.21   20.500     77.0   9.90  10.68   130.7   158.8  8.48  2.15
Access Anytime Bancorp, Inc.      AABC   NM     192,100    0.53     6.80    9.240     13.5  12.66   8.25    91.2   103.2  7.03  0.00
Advance Financial Bancorp         AFBC   WV     233,747    0.86    10.06   20.250     18.9   9.78  12.05    99.0    99.0  8.08  2.37
Alaska Pacific Bancshares Inc.    AKPB   AK     154,339    1.21    12.93   18.750     11.7   6.29   2.91    78.1    78.5  7.57  1.28
Alliance Bancorp of
  New England, Inc.                ANE    CT    414,514    0.82    14.20   19.000     50.7  15.08  14.84   198.3      NA 12.23  1.58
Allied First Bancorp, Inc.        AFBA   IL      94,283    0.35     3.04   11.850      7.2  23.24  18.52    70.2    70.2  7.65  0.00
AMB Financial Corp.               AMFC   IN     149,672    0.70     8.41   15.130     12.0  12.50  13.04   100.9   100.9  7.98  1.59
Ameriana Bancorp                  ASBI   IN     456,807   (0.21)   (2.50)  12.550     39.5     NM     NM   101.2   105.2  8.65  5.10
Anchor BanCorp Wisconsin Inc.     ABCW   WI   3,521,536    1.35    16.59   22.630    553.4  11.79  10.29   186.6   201.9 15.67  1.77
ASB Financial Corp.               ASBP   OH     150,180    1.16    10.89   14.750     23.2  12.09  11.17   137.1   137.1 15.05  3.53
Astoria Financial Corporation     AF     NY  21,697,829    1.10    15.52   23.980  2,033.6   8.41   8.21   135.3   154.2  9.37  3.34
Atlantic Liberty Financial Corp   ALFC   NY     141,378      NA       NA   15.760     27.0     NA     NA   109.1   109.1 19.07  0.00
BancAffiliated, Inc.              BAFI   TX      57,076    0.98    10.32   15.100      4.1   7.74  10.49    76.3    76.3  7.10  0.00
BankAtlantic Bancorp, Inc.        BBX    FL   5,421,011    1.00    12.43    9.300    497.0  11.48   8.02   115.5   143.7 10.00  1.33
BankPlus, FSB                     BNKP   IL     293,865    0.50     7.76   17.750     22.0  16.59  14.79   121.9   121.9  7.49  0.00
BankUnited Financial Corporation  BKUNA  FL   6,372,333    0.56     9.60   17.400    434.4  14.62  13.59   126.6   137.9  6.92  0.00
Berkshire Hills Bancorp, Inc.     BHL    MA   1,045,618   (0.59)   (4.50)  23.750    145.3  79.17     NM   120.8   131.7 13.89  2.02
Blue River Bancshares, Inc.       BRBI   IN     109,338      NA       NA    4.680     11.3     NM     NM    77.7    99.4  7.96  0.00
BostonFed Bancorp, Inc.           BFD    MA   1,526,368    0.20     3.01   24.540    108.6  48.12  21.91   115.9   131.1  7.11  2.61
Broadway Financial Corporation    BYFC   CA     204,906    0.77     9.32   10.470     19.0  13.60  14.54   123.6   123.6  9.28  1.43
Brookline Bancorp, Inc.           BRKL   MA   1,423,357    1.25     3.57   12.780    751.3     NA  31.95   118.3   118.3 52.57  2.66
BUCS Financial Corp               BUCS   MD      95,464    0.50     4.73   21.850      8.0  16.19  18.84    83.7    87.3  8.34  0.00
Camco Financial Corporation       CAFI   OH   1,083,240    0.92    10.17   16.330    125.6  13.06  12.37   127.4   131.3 11.59  3.31
Carver Bancorp, Inc.              CNY    NY     484,389    0.91    10.97   12.250     28.1   7.52   8.06    75.3    75.8  5.81  1.63
CCSB Financial Corp.              CCFC   MO      95,976      NA       NA   12.450     12.2     NA     NA      NA      NA    NA  0.00
Central Bancorp, Inc.             CEBK   MA     488,047    0.83     9.83   30.950     51.5  14.53  13.34   125.2   132.4 10.54  1.55
CFS Bancorp, Inc.                 CITZ   IN   1,584,762    0.39     3.76   14.060    178.2  24.24  23.43   110.9   110.9 11.24  2.84
Chesterfield Financial Corp.      CFSL   IL     360,072    0.84     4.04   20.280     79.0  25.04  23.05   109.0   109.7 21.94  1.18
Citizens First Bancorp, Inc.      CTZN   MI   1,001,269    1.23     7.86   19.650    168.5  13.46  11.70   113.7   113.7 16.83  1.63
Citizens First Financial Corp.    CFSB   IL     357,056    0.56     6.18   22.000     32.0  18.18  61.11   100.4   100.4  8.97  1.82
Citizens South Banking, Corp.     CSBC   NC     492,314    0.95     7.38   11.300    102.4  22.16  21.73   106.2   116.0 20.80  2.12
City Savings Financial Corp.      CSFC   IN     137,322    0.84     7.53   17.800      9.9  11.56   7.18    92.0    92.0  1.12
CKF Bancorp, Inc.                 CKFB   KY     142,356    0.93     9.94   19.610     14.4   9.85  10.01    96.4   104.9  9.76  4.08
Clover Leaf Financial Corp.       CLOV   IL      95,332    0.47     3.35   16.800     11.1  22.40  20.00    87.4    87.4 11.65  0.00
Coastal Bancorp, Inc.             CBSA   TX   2,526,144    0.66    11.02   30.000    154.2  10.03   7.14   127.8   154.2  6.11  1.60
Coastal Financial Corporation     CFCP   SC   1,024,388    1.17    16.32   12.240    130.0  12.75  12.24   186.3   186.3 12.69  1.80
Coddle Creek Financial Corp.      CDLC   NC     138,950    0.85     5.63   28.500     19.9  23.75  19.79    93.8    93.8 13.80  3.51
Commercial Capital Bancorp Inc.   CCBI   CA     849,469    1.40    25.79    9.540    136.9     NA   7.69   171.9   206.5 15.70  0.00
Commercial Federal Corporation    CFB    NE  13,081,467    0.62    10.74   22.260  1,005.9   9.39   9.59   133.0   176.1  7.69  1.62
Community Financial Corporation   CFFC   VA     286,057    1.05    10.80   14.790     30.5  11.38   9.73   117.7   117.9 10.64  2.43
Community Investors Bancorp, Inc  CIBI   OH     121,298    1.02     9.77   12.510     13.7  11.37  11.58   107.1   107.1 11.35  2.56
Connecticut Bancshares, Inc.      SBMC   CT   2,547,542    1.02    10.11   41.880    465.1  17.45  15.17   184.9   209.1 18.26  1.72
Crazy Woman Creek Bancorp
  Incorporated                    CRZY   WY      75,441    0.42     2.25   13.980     11.4  60.78  18.39    83.7    85.2 15.03  3.43
Dime Community Bancshares, Inc.   DCOM   NY   2,946,374    1.55    17.48   22.880    586.8  13.00  11.44   220.9   281.8 19.92  2.45
Downey Financial Corp.            DSL    CA  11,978,151    1.00    14.41   39.430  1,101.2   9.88   6.89   133.8   134.3  9.19  0.91
DutchFork Bancshares, Inc.        DFBS   SC     223,828    0.56     4.08   29.740     36.6  14.65  14.87   109.5   109.5 16.33  0.00
East Side Financial, Incorporate  ESDF   IL      87,748    0.64     4.25   32.000      9.4  13.22  14.81    72.3    72.3 10.66  0.94
East Texas Financial Services, I  ETFS   TX     218,351    0.81     9.19   12.750     14.8   7.97   8.61    75.4    84.8  6.79  1.57
Ebank Financial Services, Inc.    EBDC   GA      89,939   (0.91)  (11.46)   1.250      2.1     NM     NM   201.6      NM  2.37  0.00
EFC Bancorp, Inc.                 EFC    IL     782,376    0.84     8.52   18.870     87.5  13.58  13.88   117.0   117.0 11.18  2.91
Elmira Savings Bank, FSB          ESBK   NY     284,049    0.79    10.86   26.100     24.9  10.79   9.74   116.4   120.1  8.76  2.91
ESB Financial Corporation         ESBF   PA   1,319,695    0.70    10.24   16.530    144.8  16.05  16.53   150.1   164.6 10.96  2.42
EverTrust Financial Group, Inc.   EVRT   WA     703,487    0.96     6.94   23.300    114.3  18.20  20.09   124.2   124.2 16.24  2.06
Falmouth Bancorp, Inc.            FCB    MA     153,207    1.23    11.12   24.500     22.1  15.81  14.94   131.1   131.1 14.43  2.12
Farnsworth Bancorp, Inc.          FNSW   NJ      81,145    0.59     7.82   18.000      6.5  12.41  10.47   102.7   102.7  8.00  0.56
Federal Trust Corporation         FDTR   FL     368,054    0.59     8.77    5.250     34.6  15.44  14.58   138.2   138.2  9.40  0.76
FFD Financial Corporation         FFDF   OH     133,252    0.66     5.28   12.200     15.0  16.49  16.05    89.3    89.3 11.24  3.28
FFLC Bancorp, Inc.                FFLC   FL     915,821    1.00    13.05   23.800    127.9  14.78  14.51   180.0   180.0 13.97  1.68
FFW Corporation                   FFWC   IN     233,590    0.99    10.29   16.980     22.9  10.29   9.43    97.4   101.8  9.79  3.53
Fidelity Bancorp, Inc.            FSBI   PA     630,395    0.69    10.50   20.000     48.5  11.17  15.63   110.1   118.8  7.70  2.40
Fidelity Bankshares, Inc.         FFFL   FL   2,439,397    0.71     9.45   18.650    296.0  16.80  15.04   173.7   175.9 12.14  2.14
Fidelity Federal Bancorp          FFED   IN     132,290   (1.97)  (26.38)   1.610     10.9     NM     NM   113.4   113.4  8.20  0.00
First Bancorp of Indiana, Inc.    FBEI   IN     180,249    0.72     4.26   16.590     27.9  20.23  15.95    90.5    97.3 15.50  2.77
First Bancshares, Inc.            FBSI   MO     265,070    0.77     7.94   14.540     23.8  12.53   9.09    92.6    94.8  9.00  1.10
First BancTrust Corporation       FBTC   IL     202,725    0.61     4.48   17.580     24.0  17.58  10.46    87.9    87.9 11.85  1.14
First Capital Bancshares, Inc.    FCPB   SC      38,544   (0.42)   (3.41)   5.520      3.1     NM  34.50    82.0    82.0  8.07  0.00
First Capital, Inc.               FCAP   IN     308,553    1.09     9.27   22.000     56.1  17.05  16.18   154.5   154.9 18.19  2.36
First Defiance Financial Corp.    FDEF   OH     884,245    0.68     5.38   19.390    124.3   8.50  13.85   103.5   106.8 14.06  3.09
First Essex Bancorp, Inc.         FESX   MA   1,775,930    1.20    15.14   31.690    242.8  12.33  12.58   168.7      NA 13.67  3.03
First Federal Bancorp, Inc.       FFBZ   OH     224,184    0.79     8.57    7.790     25.3  16.23  14.98   123.1   123.1 11.29  2.82
First Federal Bancshares of
  Arkansas, Inc                   FFBH   AR     676,097    1.09    10.48   25.900     70.0   9.96   7.99   103.2   103.2 10.44  2.47
First Federal Bancshares, Inc.    FFBI   IL     242,241    0.69     3.88   20.030     41.3  18.55  19.26    88.8    88.8 14.95  1.60
First Federal Bankshares, Inc.    FFSX   IA     640,528    0.61     5.46   15.710     62.9  16.03  10.34    89.1   121.1  9.90  2.04
First Federal Capital Corp        FTFC   WI   3,025,624    1.23    17.61   19.930    392.7  11.52   9.97   191.1   242.8 12.98  2.61
First Federal of Olathe Bancorp,
  Inc.                            FFOL   KS      54,821    0.83     3.66   23.650     11.4  23.89  14.42    94.2    94.2 20.87  1.69
First Financial Holdings, Inc.    FFCH   SC   2,224,837    1.20    16.48   24.300    316.2  11.91  12.15   191.8   211.3 14.23  3.13
First Franklin Corporation        FFHS   OH     282,184    0.43     5.31   14.220     23.3  21.88   7.90    99.2    99.2  8.24  2.11
First Independence Corporation    FFSL   KS     159,208    0.92     9.53   16.120     15.1  11.04   9.16   100.1   100.1  9.37  3.41
First Kansas Financial
  Corporation                     FKAN   KS     150,132    0.43     3.97   16.060     14.6  20.59  28.68    87.0    87.0  9.75  1.25
First Keystone Financial, Inc.    FKFS   PA     527,364    0.52     8.37   20.870     42.3  14.80  13.38   128.2   128.2  7.96  1.92
First Midwest Financial, Inc.     CASH   IA     672,849    0.40     5.46   16.150     40.0  15.68  11.88    89.3    96.7  5.93  3.22
First Mutual Bancshares, Inc.     FMSB   WA     745,295    1.05    15.51   16.780     71.3  10.55  10.23   160.9   160.9  9.56  1.67
First Niagara Financial
  Group, Inc.                     FNFG   NY   2,934,795    1.05    10.88   11.750    831.0  25.00  22.60   267.7   374.2 26.97  1.70
First Niles Financial, Inc.       FNFI   OH     100,634    0.90     4.94   16.280     23.4  22.93  20.35   130.1   130.1 23.70  3.44
First PacTrust Bancorp, Inc.      FPTB   CA     459,917    0.69     5.29   16.210     85.8     NA  27.02    96.5    96.5 18.64  1.23
First Place Financial Corp.       FPFC   OH   1,501,508    0.83     7.25   17.050    228.6  16.24  12.92   127.4   145.6 15.27  2.93
First SecurityFed Financial,
  Inc.                            FSFF   IL     462,905    1.77    10.58   24.760     98.3  11.52  11.05   120.0   120.1 21.36  2.10
First Sentinel Bancorp, Inc.      FSLA   NJ   2,256,640    1.21    11.76   14.250    405.0  16.01  15.49   183.4   187.3 17.95  2.95
FirstBank NW Corp.                FBNW   ID     325,878    0.82     8.89   23.610     32.6  12.30  10.73   103.9   103.9 10.01  2.54
FIRSTFED AMERICA BANCORP, INC.    FAB    MA   2,529,882    0.80    10.86   27.800    235.2  11.39   8.48   122.3   172.9  9.13  2.59
FirstFed Financial Corp.          FED    CA   4,253,729    1.24    15.82   30.450    516.2   9.67   9.17   138.7   142.3 12.12  0.00
Flagstar Bancorp, Inc.            FBC    MI   8,203,702    1.37    28.49   24.650    729.5   5.90   5.98   174.1   174.1  8.89  1.62
FloridaFirst Bancorp, Inc.        FFBK   FL     848,003    0.65     5.42   20.460    110.1  18.94  18.27   108.9   122.4 12.98  1.37
Flushing Financial Corporation    FFIC   NY   1,652,958    1.22    14.80   17.690    222.9  13.20  10.53   169.6   174.8 13.48  2.26
FMS Financial Corporation         FMCO   NJ   1,126,557    0.76    14.62   12.500     80.8  10.33  12.50   141.1   141.1  7.17  0.96
FPB Financial Corp.               FPBF   LA      77,902    0.67     6.92   18.000      5.7  10.65   9.78    77.0    77.0  7.34  1.67
Frankfort First Bancorp, Inc.     FKKY   KY     138,676    0.94     7.28   18.030     22.5  17.50  16.69   124.3   124.3 16.20  6.21
FSF Financial Corp.               FFHH   MN     549,511    1.19    13.87   24.630     57.2   9.16   8.43   114.5   127.8 10.40  4.87
GA Financial, Inc.                GAF    PA     858,035    0.72     6.21   25.320    128.9  19.18  16.66   129.6   129.8 15.19  3.16
GFSB Bancorp, Inc.                GUPB   NM     211,224    0.81    10.14   16.850     19.4  11.62  11.39   112.4   112.4  9.17  2.61
Globe Bancorp, Inc.               GLBP   LA      33,554    0.56     3.24   15.790      4.4  21.63  21.93    78.2    78.2 13.04  1.90
Golden West Financial Corporatio  GDW    CA  68,405,828    1.42    19.86   72.600 11,145.6  11.86  11.34   221.8   221.8 16.29  0.47
Grand Central Financial Corp.     GCFC   OH     113,450    0.42     2.77   10.390     17.6  33.52  37.11    98.4    98.4 15.42  3.46
Great American Bancorp, Inc.      GTPS   IL     167,250    1.15    10.17   30.250     24.8  14.47  16.81   130.7   134.2 14.80  1.45
Great Pee Dee Bancorp, Inc.       PEDE   SC     138,734    1.10     5.68   13.700     24.0  14.89  11.05    92.9    98.4 17.27  4.09
Greater Atlantic Financial Corp.  GAFC   VA     510,758    0.26     6.00    6.970     21.0  17.43   9.68   100.7   107.4  4.11  0.00
GreenPoint Financial Corporation  GPT    NY  21,814,000    2.35    26.80   42.910  4,132.6   7.69   7.15   194.4   244.6 18.94  2.91
GS Financial Corp.                GSLA   LA     210,029    0.59     3.31   19.100     29.1  22.21  68.21    84.5    84.5 13.83  2.09
Guaranty Federal Bancshares, Inc  GFED   MO     374,702    0.84     7.98   15.400     46.6  13.51  12.83   119.0   119.1 12.46  3.90
Harbor Florida Bancshares, Inc.   HARB   FL   2,126,401    1.69    14.26   24.200    578.1  16.58  15.13   236.1   239.4 27.16  2.15
Harleysville Savings Financial
  Corporation                     HARL   PA     618,469    0.77    12.53   25.080     56.9  12.60  12.29   146.4   146.4  9.20  2.55
Harrington West Financial
  Group, Inc.                     HWFG   CA     824,331    0.71    13.89   11.350     49.1     NA     NA      NA      NA    NA  1.41
Harrodsburg First Financial
  Bancorp, Inc.                   HFFB   KY     154,689    0.55     3.58   14.260     19.0  20.08  14.26    84.4    86.9 12.30  4.21
Hawthorne Financial Corporation   HTHR   CA   2,496,384    1.16    17.95   30.410    224.7  10.56  10.86   156.7   184.2  9.00  0.00
HCB Bancshares, Inc.              HCBB   AR     254,329    0.39     3.63   16.830     25.2  16.34  32.37    85.0    85.0  9.50  2.14
Hemlock Federal Financial Corp.   HMLK   IL     316,161    0.56     8.53   27.370     26.5  12.67  13.42   123.5   132.1  8.39  2.34
Heritage Bancshares, Inc.         HRGB   TX      45,320      NA       NA   14.050      6.7     NA  17.56    84.2    84.2 14.74  0.00
Heritage Financial Corporation    HFWA   WA     594,587    1.58    12.16   21.490    146.4  16.92  15.80   202.2   222.5 24.62  2.42
HF Financial Corp.                HFFC   SD     807,172    0.71    10.41   17.000     56.0  14.78  10.12   113.0   126.3  6.95  2.71
HFS Bank, FSB                     HFSK   IN     219,293    0.86    10.65   12.000     22.3  11.65  12.00   118.9   118.9 10.15  3.17
High Country Bancorp, Inc.        HCBC   CO     179,061    1.00    10.84   24.570     22.1  12.47  10.41   131.0   131.0 12.33  2.04
Hingham Institution for Savings   HIFS   MA     426,430    1.39    15.62   30.650     63.4  10.68   9.01   165.9   165.9 14.86  2.22
HMN Financial, Inc.               HMNF   MN     737,523    0.70     6.50   15.920     70.1  12.06  14.21    92.1    97.7  9.51  4.52
Home Building Bancorp, Inc.       HBBI   IN      50,302    0.92     6.74   22.000      6.1  13.84  13.10    91.6    91.6 12.12  1.82
Home City Financial Corporation   HCFC   OH     149,735    0.20     2.53   13.100     10.3  21.13  19.26    88.9    91.6  6.86  3.36
Home Financial Bancorp            HWEN   IN      66,959    0.92     9.77    5.000      6.8  14.29  20.83   102.7   102.7 10.13  2.40
Home Loan Financial Corporation   HLFC   OH     140,004    1.22     8.00   14.000     23.0  12.96  10.94   109.7   109.7 16.18  4.57
Homestead Bancorp, Inc.           HSTD   LA     135,472    0.42     4.40   13.250     12.3  19.20  17.43    90.6    90.6  9.05  1.81
HopFed Bancorp, Inc.              HFBC   KY     409,894    1.35     9.34   13.940     50.6  11.06  13.40   109.3   129.0 12.35  3.16
Horizon Financial Corp.           HRZB   WA     811,221    1.49    11.41   14.270    152.0  13.09  11.51   143.0   143.7 18.74  3.22
Horizon Financial Services
  Corporation                     HZFS   IA      91,940    1.24    11.71   12.100      9.1   8.71   7.20    91.2    91.2  9.94  1.65
Hudson River Bancorp, Inc.        HRBT   NY   2,467,946    1.08    10.74   24.950    378.6  13.86  12.48   137.9   190.2 15.36  2.08
Independence Community Bank Corp  ICBC   NY   8,023,643    1.53    13.40   26.150  1,470.9  11.67  11.67   159.8   200.7 18.33  2.29
Independence Federal Savings Ban  IFSB   DC     250,986    0.24     2.66   13.580     19.2     NM  37.72    83.4    83.4  7.53  0.00
Indian Village Bancorp Inc.       IDVB   OH      94,430    0.13     1.38   17.500      7.1  30.70  24.31    76.5    76.5  7.50  1.83
IndyMac Bancorp Inc.              NDE    CA   9,574,454    1.76    16.22   18.950  1,040.2   7.86   7.52   122.3   127.4 10.85  2.11
Jacksonville Bancorp, Inc.        JXVL   TX     430,344    1.54    16.65   28.500     50.2   8.17   8.28   123.5   135.1 11.67  2.11
Kankakee Bancorp, Inc.            KNK    IL     546,404    0.42     5.42   37.400     37.1  20.11   9.17   106.1   118.3  7.98  1.60
Kentucky First Bancorp, Inc.      KYF    KY      75,896    1.30     7.96   17.200     15.1  15.36  17.20   121.2   121.2 19.98  3.72
Klamath First Bancorp, Inc.       KFBI   OR   1,486,396    0.47     6.06   16.890    114.7  13.96  14.56    91.1   136.1  7.71  3.08
KS Bancorp, Inc.                  KSAV   NC     191,059    0.75     7.75   17.000     19.6  14.78  12.88   112.0   112.0 10.26  3.76
Laurel Capital Group, Inc.        LARL   PA     271,146    1.08    10.88   19.210     36.2  13.16  13.34   132.6   132.6 13.30  3.96
Lawrence Financial Holdings, Inc  LWFH   OH     134,389    0.41     3.69   18.700     13.2  21.25  20.33    89.3    89.3  9.81  1.50
Lincoln Bancorp                   LNCB   IN     521,857    0.88     5.32   17.200     80.4  17.20  18.70    98.0   100.8 15.41  2.79
Logansport Financial Corp.        LOGN   IN     150,099    0.99     8.89   17.720     15.1  11.22   8.86    97.9    97.9 10.02  3.16
LSB Corporation                   LSBX   MA     439,134    0.71     5.72   12.780     54.4  18.52  18.79   100.6   100.6 12.38  3.76
LSB Financial Corp.               LSBI   IN     319,096    0.90    10.99   20.500     28.0  10.41  11.14   106.8   106.8  8.76  2.44
MAF Bancorp, Inc.                 MAFB   IL   5,937,181    1.29    15.82   32.910    765.9  10.58   9.68   152.6   191.6 12.89  2.19
MASSBANK Corp.                    MASB   MA   1,008,983    0.89     7.52   27.940    128.8  13.70  14.86   109.8   110.8 12.76  3.29
Matrix Bancorp, Inc.              MTXC   CO   1,701,597   (0.16)   (3.69)   8.610     55.9     NM     NM    83.5    83.5  3.28  0.00
Mayflower Co-operative Bank       MFLR   MA     188,441    0.93    11.28   15.740     21.3  13.81  11.92   130.7   131.6 11.31  3.81
MFB Corp.                         MFBC   IN     413,835    0.26     3.21   22.480     28.8  66.12  10.04    86.2    86.2  6.98  1.96
Midland Capital Holdings
  Corporation                     MCPH   IL     157,545    0.58     8.42   29.000     10.8  12.18  15.76    98.3    98.3  6.70  2.07
Mississippi View Holding Company  MIVI   MN      71,096    0.78     6.07   17.250      8.1  15.97  13.91    81.6    81.6 11.32  5.80
Monarch Community Bancorp, Inc.   MCBF   MI     197,985    0.59     4.44   11.900     27.5     NA     NA    75.9    75.9 14.04  1.68
Monterey Bay Bancorp, Inc.        MBBC   CA     609,696    1.00    10.46   20.000     69.1  12.42  10.87   123.2   125.0 11.33  0.00
MSB Financial, Inc.               MSBF   MI     100,719    1.46     9.66   13.500     17.6  11.84   9.64   120.5   137.8 17.44  3.41
Mutual Community Savings
  Bank, Inc., SSB                 MTUC   NC      77,930   (0.38)   (3.36)  11.000      4.0     NM     NM    50.5    50.5  5.12  2.45
MutualFirst Financial, Inc.       MFSF   IN     775,798    1.09     8.36   21.360    118.0  14.15  12.42   122.0   123.2 15.21  1.87
Mystic Financial, Inc.            MYST   MA     398,038    0.47     6.58   18.000     26.4  16.22  20.45    99.3    99.3  6.64  2.00
NASB Financial, Inc.              NASB   MO   1,106,750    2.06    19.02   23.000    194.1   9.79   9.58   171.4   172.9 17.53  2.96
NetBank, Inc.                     NTBK   GA   3,527,552   (0.42)   (3.99)   9.740    473.9     NM   9.74   118.1   131.8 13.43  0.82
New Hampshire Thrift
  Bancshares, Inc.                NHTB   NH     479,673    0.75    12.63   19.770     38.7   9.03   8.24   120.3   193.3  8.06  3.64
New York Community Bancorp, Inc.  NYB    NY  11,313,092    2.18    18.99   28.740  3,036.8  12.95  11.59   221.6   452.6 26.84  3.48
NewMil Bancorp, Inc.              NMIL   CT     661,595    1.08    13.02   22.420     95.0  14.95  15.57   175.6   210.3 14.35  2.68
Nittany Financial Corp.           NTNY   PA     179,659    0.58     9.42   16.050     21.8  26.31  19.11   220.5   239.9 12.15  0.00
North Bancshares, Inc.            NBSI   IL     137,793    0.43     4.41   14.950     17.1  24.11  21.99   122.3   122.3 12.35  2.94
North Central Bancshares, Inc.    FFFD   IA     403,872      NA       NA   33.870     55.6  10.05   9.73   143.4   164.5 13.76  2.48
Northeast Bancorp                 NBN    ME     447,852    0.71     8.97   15.000     39.7  10.87  11.03   110.0   113.6  8.86  2.13
Northeast Indiana Bancorp, Inc.   NEIB   IN     225,019    0.69     6.12   15.180     22.5  14.32  11.16    85.6    85.6 10.10  3.43
Northeast Pennsylvania
  Financial Corp.                 NEPF   PA     922,716    0.45     5.61   16.770     70.0  16.77  17.47    94.3   116.4  7.58  2.86
Northern Savings & Loan Company   NLVS   OH     319,104    1.13     9.07   40.000     46.7  12.99  13.70   115.2   115.2 14.64  2.50
NorthWest Indiana Bancorp         NWIN   IN     488,002    1.16    14.33   25.250     69.2  12.56  12.14   179.6   179.6 14.77  4.75
OceanFirst Financial Corp.        OCFC   NJ   1,743,698    1.17    14.35   21.330    293.5  14.51  13.67   217.0   219.7 16.83  3.38
Pacific Premier Bancorp, Inc.     PPBI   CA     238,278    1.07    27.75    6.400      8.5   5.52     NM   139.1   139.1  3.58  0.00
Pamrapo Bancorp, Inc.             PBCI   NJ     588,659    1.21    13.89   18.160     93.5  13.06  14.19   184.2   184.2 15.88  4.41
Park Bancorp, Inc.                PFED   IL     251,532    0.76     6.55   25.060     30.7  13.62  13.33   102.7   102.7 12.22  2.39
Parkvale Financial Corporation    PVSA   PA   1,618,796    0.44     7.31   23.000    127.8  14.74  12.78   131.7   149.9  7.88  3.13
PennFed Financial Services, Inc.  PFSB   NJ   1,837,897    0.81    12.80   27.110    194.2  13.69  13.29   157.0   162.5 10.53  1.48
Peoples Bancorp                   PFDC   IN     505,714    1.11     9.10   19.360     66.7  12.18  11.26   107.9   113.4 13.20  3.31
Peoples Bankcorp, Inc.            PBKO   NY      29,124    0.58     5.28   21.000      2.8  12.21   8.75    83.1    83.1  9.62  0.36
Peoples Community Bancorp, Inc.   PCBI   OH     619,029    0.41     5.26   21.450     53.9  15.21  13.75   122.0   137.2  8.71  0.00
Peoples Ohio Financial Corp.      POHF   OH     217,987    1.24    11.87    4.100     31.1  11.71  12.81   128.5   128.5 14.26  2.20
Peoples-Sidney Financial
  Corporation                     PSFC   OH     139,042    0.61     4.80   14.150     20.4  23.58  23.58   118.8   118.8 14.69  3.39
Perpetual Federal Savings Bank    PFOH   OH     309,249    1.45     9.33   19.250     47.1  10.81   9.25    98.3    98.3 15.24  2.29
PFF Bancorp, Inc.                 PFB    CA   3,035,919    1.15    12.06   32.700    390.6  12.11  11.68   144.1   144.8 13.04  1.22
PFS Bancorp, Inc.                 PBNC   IN     119,087    0.72     3.08   15.650     24.3  26.53  27.95    88.0    88.0 20.39  1.92
PHSB Financial Corp.              PHSB   PA     345,537    0.75     4.94   16.900     50.5  19.88  24.85   103.6   103.6 14.80  2.37
Pittsburgh Financial Corp.        PHFC   PA     403,330    0.17     3.18   13.060     18.5  18.14  13.60    79.4    79.9  4.59  2.91
Pocahontas Bancorp, Inc.          PFSL   AR     643,584    0.67     8.06   10.950     47.1  10.84   9.78    98.7   156.7  7.32  2.92
Port Financial Corp.              PORT   MA   1,469,265    1.02    11.89   48.710    256.1  17.91  13.68   202.6   202.6 17.43  1.64
Progress Financial Corporation    PFNC   PA   1,017,844    0.21     3.09   13.150     91.3  22.29  21.92   133.5   135.9  8.97  1.83
Provident Financial
  Holdings, Inc.                  PROV   CA   1,172,324    1.10    11.28   28.810    143.6  12.69   9.48   144.7   144.7 12.38  0.69
Provident Financial
  Services, Inc.                  PFS    NJ   3,919,208    0.86     8.70   15.350    944.6     NA     NA      NA      NA    NA  0.00
Pulaski Financial Corp.           PULB   MO     431,402    1.37    13.69   21.400     58.5  13.63  10.49   174.0   174.0 13.71  1.68
PVF Capital Corp.                 PVFC   OH     704,540    1.09    14.41   13.030     75.5  10.18   8.57   136.3   136.3 10.71  2.27
Quaker City Bancorp, Inc.         QCBC   CA   1,571,459    1.54    18.07   34.350    219.7  10.22  10.10   167.7   168.3 13.85  0.00
Reserve Bancorp, Inc.             RSVB   PA      63,375    0.97     5.62   15.500     11.7     NA  14.35    93.8    93.8 18.53  0.65
River Valley Bancorp              RIVR   IN     224,020    1.10    11.90   30.000     24.4   9.52  10.00   117.9   118.1 10.86  3.33
Riverview Bancorp, Inc.           RVSB   WA     422,140    1.31     9.73   16.710     72.4  13.81  10.44   134.8   135.9 17.16  2.99
Roslyn Bancorp, Inc.              RSLN   NY  11,020,219    1.45    24.90   18.280  1,476.2  10.04   8.96   256.0   256.4 13.40  3.28
Seacoast Financial Services
  Corporation                     SCFS   MA   3,701,045    1.03    11.78   19.220    449.2  12.24  12.01   140.6   158.2 12.14  2.50
Security Federal Corporation      SFDL   SC     431,795    0.80    11.51   20.200     50.7  16.29  14.03   170.0   170.0 11.75  0.40
Severn Bancorp, Inc.              SVBI   MD     458,415    2.14    22.96   20.000     82.3   9.48   8.06   203.9   205.6 18.91  1.20
SFB Bancorp, Inc.                 SFBK   TN      57,453    1.23     5.96   17.000      9.8  13.18  11.81    80.5    80.5 17.11  1.18
Sistersville Bancorp, Inc.        SVBC   WV      45,979    0.53     2.57   17.250      7.6  21.84  19.60    84.6    84.6 16.42  2.67
Sobieski Bancorp, Inc.            SOBI   IN     130,867   (2.94)  (36.50)  13.450      9.0     NM   2.95    85.9    85.9  6.90  2.53
Sound Federal Bancorp             SFFS   NY     779,465    1.23    12.60   11.900    157.4  19.51  19.83   230.6   290.2 20.18  1.68
South Street Financial Corp.      SSFC   NC     221,987    0.69     6.12    8.100     25.0  15.58  14.46   102.9   102.9 11.31  4.94
Southern Banc Company, Inc. (The  SRN    AL     112,642    0.63     3.79   13.650     13.1  15.34  21.33    70.4    70.4 11.65  2.56
Southern Missouri Bancorp, Inc.   SMBC   MO     273,351    0.99    10.76   23.700     28.3  10.92  10.58   111.9   128.5 10.33  2.36
SouthFirst Bancshares, Inc.       SZB    AL     136,946    0.29     3.05   14.840     12.1  18.10  33.73    86.1    89.7  8.81  4.04
Sovereign Bancorp, Inc.           SOV    PA  39,524,193    0.84    12.59   13.780  3,637.9  11.20  10.44   130.4   258.1  9.20  0.73
St. Francis Capital Corporation   STFR   WI   2,237,018    0.94    12.04   23.400    219.8  10.40   9.44   125.0   134.8  9.81  3.42
StateFed Financial Corporation    SFFC   IA      98,889   (0.01)   (0.08)  11.650     14.9     NM     NM   106.5   106.5 15.07  3.43
Staten Island Bancorp, Inc.       SIB    NY   6,935,095    1.46    16.37   15.360    925.7   8.93   8.93   150.7   165.5 13.35  3.39
Sterling Financial Corporation    STSA   WA   3,506,064    0.76    13.25   20.850    249.3   9.98   8.41   122.4   156.2  7.11  0.00
Sturgis Bancorp, Inc.             STBI   MI     296,685    0.95     9.96    9.900     28.1  10.42   8.53   102.9   126.3  9.35  3.23
Superior Financial Corp.          SUFI   AR   1,733,391    0.68     9.40   18.500    155.8  10.28   9.64   117.2   203.3  8.99  2.70
Teche Holding Co.                 TSH    LA     519,521    1.25    11.55   29.000     67.7  10.98  10.82   119.3   119.3 13.04  1.72
TF Financial Corporation          THRD   PA     721,032      NA       NA   25.500     69.4  13.64  12.26   100.8      NA  9.63  2.35
Thistle Group Holdings, Co.       THTL   PA     857,422    0.67     6.30   14.100     74.2  15.84  16.02    97.0   106.7  8.65  2.55
TierOne Corporation               TONE   NE   1,945,535    0.90     7.80   15.810    356.9     NA  39.53   105.0   105.0 18.35  0.00
Timberland Bancorp, Inc.          TSBK   WA     433,910    1.72     9.56   19.060     82.7  10.83  10.36   108.8   108.8 19.07  2.52
Troy Financial Corporation        TRYF   NY   1,196,660    1.16     8.27   25.350    239.2  17.60  17.13   153.4   191.6 20.02  2.52
Umbrella Bancorp, Incorporated    UMBR   IL     397,387   (2.30)  (79.31)   4.500      7.6     NM     NM    99.8    99.8  1.92  0.00
Union Community Bancorp           UCBC   IN     269,316    1.12     7.86   16.250     37.0  13.10  15.63    99.5   107.5 13.75  3.69
Union Financial Bancshares,
  Incorporated                    UFBS   SC     331,592    0.57     6.75   14.950     29.4  17.18  16.99   105.6   131.5  8.85  2.68
United Community Financial Corp.  UCFC   OH   1,990,131    1.01     7.51    9.050    319.0  13.92  13.31   116.2   135.3 16.03  3.31
United PanAm Financial Corp.      UPFC   CA     951,286    1.52    14.85    7.690    121.5  10.83   9.61   135.4   135.4 12.77  0.00
United Tennessee Bankshares, Inc  UTBI   TN     111,721    1.60    11.55   14.000     18.4  10.53  10.61   115.1   121.9 16.43  2.36
Warwick Community Bancorp, Inc.   WSBI   NY     781,238    1.12    11.01   30.470    147.3  15.08  17.72   181.6   187.6 18.85  1.84
Washington Federal, Inc.          WFSL   WA   7,359,889    2.05    16.70   21.470  1,492.4  10.32  10.13   153.7   159.5 20.28  3.90
Washington Mutual, Inc.           WM     WA  268,298,000   1.24    16.80   34.450 31,902.6   8.51   8.36   158.5   230.1 11.89  3.37
Washington Savings
  Bank, F.S.B. (The)              WSB    MD     331,528    1.66    15.72    9.100     41.8   7.78   6.32   122.2   122.2 12.50  1.76
Wayne Savings Bancshares, Inc.    WAYN   OH     381,447    0.74     9.34   10.950     42.6  17.11  14.41   154.2   154.2 11.16  4.11
Waypoint Financial Corp.          WYPT   PA   5,425,013    0.80     8.92   17.740    615.6  13.65  14.31   134.8   138.5 11.35  2.48
Webster Financial Corporation     WBS    CT  13,468,004    1.20    14.46   35.520  1,620.6  11.24  10.45   156.5   219.7 12.03  2.14
Wells Financial Corp.             WEFC   MN     220,616    1.47    13.31   22.600     25.4   8.22   7.24   100.8   100.8 11.53  3.54
Westcorp                          WES    CA  12,410,876      NA       NA   19.000    744.8   9.27   9.69   121.5   121.6  5.97  2.74
Western Ohio Financial
  Corporation                     WOFC   OH     346,795    0.64     5.12   22.290     39.1  16.51  14.29    90.8    90.8 11.37  4.49
Willow Grove Bancorp, Inc.        WGBC   PA     807,171    0.90     6.52   14.620    166.3     NA  20.31   126.6   127.7 20.47  2.19
Winton Financial Corporation      WFI    OH     516,596    1.04    13.17   10.520     47.3   8.69   6.74   113.9   114.2  9.10  3.90
Woronoco Bancorp Inc.             WRO    MA     705,636    0.58     5.60   21.200     75.6  15.36  14.72   101.6   104.3 10.72  2.83
WSFS Financial Corporation        WSFS   DE   1,705,000    1.05    12.27   32.580    283.4   3.06   1.05   155.1   155.1 16.62  0.61
WVS Financial Corp.               WVFC   PA     408,236    0.99    12.62   16.020     41.6  11.13  13.35   138.6   138.6 10.21  4.00


Average                            NA     NA  2,909,010    0.84     8.57       NA    371.6  13.95  13.12   123.5   132.6 12.33  2.20
Median                             NA     NA    431,599    0.86     9.27       NA     47.9  13.13  12.28   116.4   121.9 11.59  2.27


Note:  average and median price/earnings ratios exclude values greater than 30.

Source:  SNL Financial.

                                      IV-1
                                  Exhibit IV-1
                              Pro Forma Assumptions


1. The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2. The net offering proceeds are invested to yield a return of 1.32%, which represented the one-year U.S. Treasury bill rate as of December 31, 2002. The effective income tax rate was assumed to be 37.0%, resulting in an after-tax yield of 0.86%.

3. It is assumed that 4.0% of the shares offered for sale at the initial offering price will be acquired by the Bank's Management Recognition Plan ("MRP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the MRP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the MRP.

4.    Offering expenses are estimated at $285,000.

5. No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

6. No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

                                  Exhibit IV-2
                            Pro Forma Valuation Range
                              Community First Bank
                             As of December 31, 2002
                  (Dollars in Thousands, Except Per Share Data)

                                               Minimum      Midpoint       Maximum      Maximum
===================================================================================================
  Shares offered                               148,750       175,000       201,250       231,438
  Offering price                             $   10.00     $   10.00     $   10.00     $   10.00
                                                                                       ---------
  Gross proceeds                             $   1,488     $   1,750     $   2,013     $   2,314
  Less:  estimated expenses                       (285)         (285)         (285)         (285)
      Net offering proceeds                      1,203         1,465         1,728         2,029
  Less:  ESOP purchase                               0             0             0             0
  Less:  MRP purchase                              (60)          (70)          (81)          (93)
      Net offering proceeds                  $   1,143     $   1,395     $   1,647     $   1,936
---------------------------------------------------------------------------------------------------
  Net Income: (LTM 12/31/02)
       Historical net income                 ($     84)    ($     84)    ($     84)    ($     84)
       Pro forma income on net proceeds              9            12            14            16
       Pro forma ESOP adjustment                     0             0             0             0
       Pro forma MRP adjustment                     (7)           (9)          (10)          (12)
           Pro forma net income              ($     82)    ($     81)    ($     80)    ($     80)
           Pro forma earnings per share      ($   0.55)    ($   0.46)    ($   0.40)    ($   0.34)
---------------------------------------------------------------------------------------------------
  Net Income: (Qtr. annlzd. 12/31/02)
       Quarter ended 12/31/02 annualized     $      42     $      42     $      42     $      42
       Pro forma income on net proceeds              9            12            14            16
       Pro forma ESOP adjustment                     0             0             0             0
       Pro forma MRP adjustment                     (7)           (9)          (10)          (12)
           Pro forma net income              $      44     $      45     $      46     $      46
           Pro forma earnings per share      $    0.29     $    0.26     $    0.23     $    0.20
---------------------------------------------------------------------------------------------------
 Total Equity                                $   1,749     $   1,749     $   1,749     $   1,749
       Net proceeds                              1,203         1,465         1,728         2,029
       Less:  ESOP purchase                          0             0             0             0
       Less:  MRP purchase                         (60)          (70)          (81)          (93)
           Pro forma total equity            $   2,892     $   3,144     $   3,396     $   3,685
           Pro forma book value              $   19.44     $   17.97     $   16.87     $   15.92
---------------------------------------------------------------------------------------------------
 Tangible Equity                             $   1,749     $   1,749     $   1,749     $   1,749
       Net proceeds                              1,203         1,465         1,728         2,029
       Less:  ESOP purchase                          0             0             0             0
       Less:  MRP purchase                         (60)          (70)          (81)          (93)
           Pro forma tangible equity         $   2,892     $   3,144     $   3,396     $   3,685
           Pro forma tangible book value     $   19.44     $   17.97     $   16.87     $   15.92
---------------------------------------------------------------------------------------------------
 Total Assets                                $  29,968     $  29,968     $  29,968     $  29,968
       Net proceeds                              1,203         1,465         1,728         2,029
       Less:  ESOP purchase                          0             0             0             0
       Less:  MRP purchase                         (60)          (70)          (81)          (93)
           Pro forma total assets            $  31,112     $  31,363     $  31,616     $  31,904
---------------------------------------------------------------------------------------------------
 Pro Forma Valuation Ratios:
       Price / EPS - 12/31/02 LTM                   NM            NM            NM            NM
       Price / EPS - 12/31/02 Qtr. annlzd           NM            NM            NM            NM
       Price / Book Value                         51.4%         55.7%         59.3%         62.8%
       Price / Tangible Book Value                51.4%         55.7%         59.3%         62.8%
       Price / Total Assets                       4.78%         5.58%         6.37%         7.25%
===================================================================================================


                                                         Exhibit IV-3
                                           Pro Forma Conversion Analysis at Maximum
                                                     Community First Bank
                                            Financial Data as of December 31, 2002

================================================================================================================================
  Valuation Parameters                             Symbol                                         Data
  --------------------                             ------                                         ----
  Net income -- 12/31/02 LTM                          Y                           $             (84,000)
  Net income -- 12/31/02 qtr. ann.                    Y                                          42,000
  Net worth                                           B                                       1,748,866
  Tangible net worth                                  B                                       1,748,866
  Total assets                                        A                                      29,968,000
  Expenses in conversion                              X                                         285,000
  Other proceeds not reinvested                       O                                          80,500
  ESOP purchase                                       E                        0.0%                   -
  ESOP expense (pre-tax)                              F                        0.0%                   -
  MRP purchase                                        M                        4.0%              80,500
  MRP expense (pre-tax)                               N                       20.0%              16,100
  Re-investment rate (after-tax)                      R                                           0.83%
  Tax rate                                            T                                          37.00%
  Shares for EPS                                      S                                         100.00%

  Pro Forma Valuation Ratios at Maximum Value
  -------------------------------------------
  Price / EPS -- 12/31 LTM                           P/E                                         -25.00 x
  Price / EPS -- 12/31 Qtr. ann.                     P/E                                          44.21 x
  Price / Book Value                                 P/B                                         59.26%
  Price / Tangible Book                              P/B                                         59.26%
  Price / Assets                                     P/A                                          6.37%

  Pro Forma Calculation at Maximum Value                                                                       Based on
  --------------------------------------                                                                       --------

             V    =         (P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))               =     $2,011,939          [LTM earnings]
                                     1 - (P/E / S) * R

             V    =         (P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))               =     $2,012,804          [Qtr. annlzd.]
                                     1 - (P/E / S) * R

             V    =                P/B * (B - X - E - M)                      =     $2,012,305          [Book value]
                                          1 - P/B

             V    =                P/B * (B - X - E - M)                      =     $2,012,305          [Tangible book]
                                          1 - P/B

             V    =                P/A * (B - X - E - M)                      =     $2,012,432          [Total assets]
                                          1 - P/A

  Pro Forma Valuation Range
  -------------------------
  Minimum            =   $1,750,000  x  0.85  =  $1,487,500
  Midpoint           =   $1,750,000  x  1.00  =  $1,750,000
  Maximum            =   $1,750,000  x  1.15  =  $2,012,500
  Adj. Max.          =   $2,012,500  x  1.15  =  $2,314,375

================================================================================================================================

                                                           Exhibit IV-4
                                                   Comparative Valuation Ratios
                                              Market Price Data as of March 17, 2003

                                                                                            Nationwide              Kentucky
                                                                     Comparative           Public Thrift         Public Thrift
             Valuation                              Community            Group             Aggregate(1)           Aggregate(2)
                Ratio                Symbol           First        Mean      Median      Mean      Median       Mean      Median
                -----                ------           -----        ----      ------      ----      ------       ----      ------
 Price / LTM EPS (3)                    P/E
      Minimum                           (X)           NM           19.7       20.2       14.0       13.2        14.8       15.4
      Midpoint                                        NM
      Maximum                                         NM
      Adj. Maximum                                    NM

 Price / Qtr. Ann. EPS (3)              P/E
      Minimum                           (X)           NM           16.9       18.5       13.2       12.4        14.3       14.3
      Midpoint                                        NM
      Maximum                                         NM
      Adj. Maximum                                    NM

 Price / Book Value                     P/B
      Minimum                           (%)          51.4          83.4       84.8       123.2      116.3       107.1     109.3
      Midpoint                                       55.7
      Maximum                                        59.3
      Adj. Maximum                                   62.8

 Price / Tang. Book                     P/B
      Minimum                           (%)          51.4          85.3       87.6       132.2      121.7       113.2     121.2
      Midpoint                                       55.7
      Maximum                                        59.3
      Adj. Maximum                                   62.8

 Price / Total Assets                   P/A
      Minimum                           (%)          4.78          9.31       8.14       12.32      11.56       14.12     12.35
      Midpoint                                       5.58
      Maximum                                        6.37
      Adj. Maximum                                   7.25

                                  Exhibit IV-5
                    Comparative Discount and Premium Analysis
                     Market Price Data as of March 17, 2003

                                                                                    Relative Premiums (Discounts)
                                                                            ----------------------------------------------
                                                                                   Comp.              All        All
               Valuation                                     Community             Group           Public     Kentucky
                  Ratio                  Symbol             First                Average        Thrifts(1)   Thrifts(2)
                  -----                  ------             -----                -------        ----------   ----------

  Price / LTM EPS (3)                        P/E                                    19.7             14.0            14.8
                                                        -------------       ----------------------------------------------
        Minimum                              (X)             NM                       NA               NA              NA
        Midpoint                                             NM                       NA               NA              NA
        Maximum                                              NM                       NA               NA              NA
        Adj. Maximum                                         NM                       NA               NA              NA
                                                        -------------

                                                                            ----------------------------------------------
  Price / Qtr. Ann. EPS (3)                  P/E                                    16.9             13.2            14.3
                                                        -------------       ----------------------------------------------
        Minimum                              (X)             NM                       NA NA            NA              NA
        Midpoint                                             NM                       NA NA            NA              NA
        Maximum                                              NM                       NA NA            NA              NA
        Adj. Maximum                                         NM                       NA NA            NA              NA
                                                        -------------

                                                                            ----------------------------------------------
  Price / Book Value                         P/B                                    83.4            123.2           107.1
                                                        -------------       ----------------------------------------------
        Minimum                              (%)            51.4                  -38.3%           -58.2%          -52.0%
        Midpoint                                            55.7                  -33.3%           -54.8%          -48.0%
        Maximum                                             59.3                  -29.0%           -51.9%          -44.7%
        Adj. Maximum                                        62.8                  -24.7%           -49.0%          -41.4%
                                                        -------------

                                                                            ----------------------------------------------
  Price / Tangible Book                      P/B                                    85.3            132.2           113.2
                                                        -------------       ----------------------------------------------
        Minimum                              (%)            51.4                  -39.7%           -61.1%          -54.6%
        Midpoint                                            55.7                  -34.7%           -57.9%          -50.8%
        Maximum                                             59.3                  -30.5%           -55.2%          -47.7%
        Adj. Maximum                                        62.8                  -26.3%           -52.5%          -44.5%
                                                        -------------

                                                                            ----------------------------------------------
  Price / Total Assets                       P/A                                     9.3             12.3            14.1
                                                        -------------       ----------------------------------------------
        Minimum                              (%)            4.78                  -48.6%           -61.2%          -66.1%
        Midpoint                                            5.58                  -40.1%           -54.7%          -60.5%
        Maximum                                             6.37                  -31.6%           -48.3%          -54.9%
        Adj. Maximum                                        7.25                  -22.1%           -41.1%          -48.6%
                                                        -------------


(1)  Average for 249 publicly-traded, non-MHC, non-acquired thrifts nationwide.
(2)  Average for 5 publicly-traded, non-MHC, non-acquired thrifts based in Kentucky.
(3)  Price/earnings ratios exclude values greater than 30.
